Exhibit 99.1
VERSO TECHNOLOGIES, INC.
400 Galleria Parkway, Suite 200
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 7, 2006

To the Shareholders of Verso Technologies, Inc.:
      Notice is hereby given that the Annual Meeting of Shareholders (together with any adjournments or postponements thereof, the “Meeting”) of Verso Technologies, Inc., a Minnesota corporation (the “Company”), will be held at 10:00 a.m., local time, on Tuesday, November 7, 2006, at the Renaissance Waverly Hotel, located at 2450 Galleria Parkway, Atlanta, Georgia 30339, for the purpose of considering and voting upon the following matters:

(1) to elect a board of eight directors to serve until the Company’s next annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal;

(2) to approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), from 60,000,000 to 120,000,000;

(3) to approve an amendment to the Company’s 1999 Stock Incentive Plan, as amended (the “Incentive Plan”), to (i) increase the number of shares of Common Stock available for issuance under the Incentive Plan from 3,500,000 to 7,000,000 and (ii) delete the provision of the Incentive Plan which limits the maximum number of shares of Common Stock underlying, or with respect to, incentive awards which may be granted in any fiscal year to any participant in the Incentive Plan;

(4) to approve an exchange program pursuant to which the Company will offer to exchange all outstanding options to purchase shares of Common Stock held by the Company’s current officers, directors and employees for shares of restricted Common Stock;

(5) to ratify the appointment of Tauber & Balser, P.C. as the independent registered public accountants of the Company for the year ending December 31, 2006; and

(6) to transact such other business as may properly come before the Meeting.
      These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice of Annual Meeting of Shareholders. The Board of Directors of the Company has fixed the close of business on September 25, 2006, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Meeting.
      A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Annual Report”) is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this Notice.

By Order of the Board of Directors,

Steven A. Odom
Executive Chairman of the Board
Atlanta, Georgia
October 4, 2006
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE-PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY REVOKE OR CHANGE YOUR PROXY FOR ANY REASON AT ANY TIME BEFORE THE VOTING BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE MEETING AND VOTING IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, THEN YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PERFORMANCE GRAPH
PROPOSAL 2 AMENDMENT TO ARTICLES OF INCORPORATION
PROPOSAL 3 AMENDMENT TO INCENTIVE PLAN
PROPOSAL 4 EXCHANGE PROGRAM
PROPOSAL 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION

DEFINITIVE PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS OF
VERSO TECHNOLOGIES, INC.

INFORMATION CONCERNING SOLICITATION AND VOTING
General
      This Proxy Statement (the “Proxy Statement”) and the accompanying form of proxy are being furnished to the shareholders of Verso Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board”) from holders of the Company’s outstanding common stock, $0.01 par value per share (the “Common Stock”), and outstanding Series C Preferred Stock, $330.8345 par and stated value per share (the “Series C Preferred Stock”), for use at the Annual Meeting of Shareholders of the Company (together with any adjournments or postponements thereof, the “Meeting”) to be held at 10:00 a.m., local time, on Tuesday, November 7, 2006, at the Renaissance Waverly Hotel, located at 2450 Galleria Parkway, Atlanta, Georgia 30339. This Proxy Statement, the accompanying form of proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Annual Report”) are expected to be mailed to shareholders of record of the Company on or about October 10, 2006.
Solicitation of Proxies
      The Company will bear the costs of printing and mailing the Proxy Statement, as well as all other costs incurred on behalf of the Board in connection with its solicitation of proxies from the Company’s shareholders. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by mail, personal interview, telephone or other means without additional compensation therefor. Arrangements also will be made with brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of the Common Stock and Series C Preferred Stock not beneficially owned by them, for forwarding such solicitation materials to, and obtaining proxies from, the beneficial owners of such Common Stock and Series C Preferred Stock entitled to vote at the Meeting. The Company will reimburse these persons for their reasonable expenses incurred in doing so.
Voting Rights and Outstanding Shares
      Only shareholders of record as of the close of business on September 25, 2006 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were (i) 37,007,147 shares of Common Stock outstanding and entitled to vote at the Meeting, held by approximately 593 holders of record, and (ii) 8,765.7122 shares of Series C Preferred Stock outstanding and entitled to vote at the Meeting, held by one holder of record. On each proposal considered at the Meeting, each shareholder of Common Stock is entitled to cast one vote per common share held as of the Record Date and each shareholder of Series C Preferred Stock is entitled to cast 330.8345 votes per preferred share held as of the Record Date. Votes entitled to be cast at the Meeting by the shareholders of the Series C Preferred Stock shall be cast together as a single class with the votes entitled to be cast by the shareholders of the Common Stock.
Quorum and Vote Required
      A quorum of the Company’s shareholders is necessary to transact business at the Meeting. The presence at the Meeting, in person or by proxy, of a majority of the total number of votes represented by the shares of Common Stock and Series C Preferred Stock which are outstanding and entitled to vote as of the Record Date will constitute a quorum for transacting business at the Meeting. Abstentions and broker-non votes, discussed below, count as present for establishing a quorum.
      Provided a quorum is present at the Meeting, (i) the affirmative vote of a plurality of votes with respect to the shares of Common Stock and Series C Preferred Stock which are present in person or represented by proxy and entitled to vote at the Meeting will be required to elect directors and (ii) the affirmative vote of a majority of the votes with respect to the Common Stock and Series C Preferred Stock which are present in person or represented by proxy and entitled to vote at the Meeting will be required (a) to approve the amendment to the Company’s amended and restated articles of incorporation, as amended (the “Articles of Incorporation”), and the amendment to the Company’s 1999 Stock Incentive Plan, as amended (the “Incentive Plan”), (b) to approve the exchange of options for shares of restricted Common Stock (the “Exchange Program”), and (c) to ratify the appointment of Tauber & Balser, P.C. (“Tauber & Balser”) as the independent registered public accountants of the Company for the year ending December 31, 2006. If a quorum is not present at the Meeting, then it is expected that the Meeting will be adjourned or postponed to solicit additional proxies.
      All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the votes cast as to any particular proposal on which the broker has expressly not voted. Broker non-votes are proxies from brokers or nominees indicating that those persons have not received instructions from the beneficial owners as to certain proposals on which the beneficial owners are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary voting power to vote without instructions. With respect to the proposal to elect directors, abstentions, broker non-votes and instructions to withhold authority to vote for one or more nominees will result in those nominees receiving fewer votes. With respect to all other proposals presented at the Meeting, abstentions will have the same effect as votes cast against such proposals, and broker non-votes will have no effect on such proposals.
Revocability of Proxies
      The shares of Common Stock and Series C Preferred Stock represented by proxy will be voted as instructed if received in time for the Meeting. If no instructions are indicated, then such shares will be voted in favor of FOR (i) the election of each director nominee specified herein; (ii) the approval of the amendment to the Articles of Incorporation; (iii) the approval of the amendment to the Incentive Plan; (iv) the approval of the Exchange Program; (v) the ratification of the appointment of Tauber & Balser as the independent registered public accountants of the Company for the year ending December 31, 2006; and (vi) in the discretion of the proxy holder, as to any other matter that may properly come before the Meeting. Any person signing and mailing a proxy may, nevertheless, revoke it at any time before it is exercised by sending to the Company a written revocation notice or a new, duly executed proxy bearing a later date or by attending in person and voting at the Meeting. Attendance at the Meeting, however, will not itself constitute the revocation of a proxy.
Dissenters’ Rights of Appraisal
      The Company’s shareholders will not have any rights of appraisal or similar rights of dissenters with respect to any matter to be acted on at the Meeting.
Voting Agreement Resulting from Winslow Acquisition
      On June 16, 2006, the Company acquired (the “Winslow Acquisition”) all of the outstanding equity interests of Winslow Asset Holdings, LLC, now known as Verso Verilink, LLC (“Winslow Asset Holdings”), from Winslow Asset Group, LLC (“Winslow Asset Group”), pursuant to that certain Securities Purchase Agreement among the Company, Winslow Asset Group and Winslow Asset Holdings dated as of June 15, 2006 (the “Securities Purchase Agreement”). The purchase price for the Winslow Acquisition was $5.8 million, paid by the Company through the issuance to Winslow Asset Group of 2,900,000 shares of Common Stock (the “Common Stock Consideration”) and 8,765.7122 shares of Series C Preferred Stock (the “Preferred Stock Consideration”), which is convertible into an aggregate of 2,900,000 shares of Common Stock in accordance with the Statement of Rights of the Series C Preferred Stock set forth in the Articles of Incorporation. Pursuant to the Securities Purchase Agreement, Winslow Asset Group agreed to vote the Common Stock Consideration and the Preferred Stock Consideration held by it in accordance with the recommendation of the Board on each matter presented for a shareholder vote at the Meeting, which agreement terminates after the Meeting (the “Voting Agreement”).

      Winslow Asset Group transferred the Common Stock Consideration and the Preferred Stock Consideration to SCS Fund L.P. (“SCS Fund L.P.”) on June 28, 2006 and August 21, 2006, respectively. As required by the Securities Purchase Agreement as a condition to such transfers, SCS Fund has agreed to be bound by the Voting Agreement. As of the Record Date, the Common Stock Consideration and the Preferred Stock Consideration held by SCS Fund collectively represent 14.5% of all votes entitled to be cast at the Meeting.
      At the time of the Winslow Acquisition, Winslow Asset Holdings’ assets (the “Acquired Assets”) consisted of substantially all of the business assets of Verilink Corporation and Larscom Incorporated (together, the “Verilink Sellers”), other than the accounts receivable (the “Verilink Receivables”) and certain fixed assets of the Verilink Sellers which were transferred to Winslow Asset Group prior to the Winslow Acquisition. The Acquired Assets were used by the Verilink Sellers in their business of developing, manufacturing, marketing and selling broadband access solutions for computer networks.
      Winslow Asset Holdings acquired the Acquired Assets on June 15, 2006 after SCS Fund assigned to Winslow Asset Holdings all of SCS Fund’s rights under that certain Asset Purchase Agreement dated as of June 6, 2006 among SCS Fund and the Verilink Sellers which provided for SCS Fund’s purchase of substantially all of the business assets of the Verilink Sellers (the “Verilink Purchase Agreement”). At the time of the closing of the transactions contemplated by the Verilink Purchase Agreement, the Verilink Sellers were operating as debtors in possession under Chapter 11 of the United States Bankruptcy Code. The Verilink Purchase Agreement and the transactions contemplated thereby were approved by the United States Bankruptcy Court for the Northern District of Alabama, Northern Division, through the entry of an order.
      Pursuant to the Securities Purchase Agreement, Winslow Asset Group appointed the Company as Winslow Asset Group’s sole collection agent to collect the Verilink Receivables. In connection with such collection arrangement, the Company is entitled to retain a fee equal to 50% of the initial $750,000 of Verilink Receivables which the Company collects and 25% of the remaining Verilink Receivables which the Company collects.
      In connection with the Winslow Acquisition, the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Common Stock Consideration and the shares of Common Stock issuable upon conversion of the Preferred Stock Consideration, with such filing to be made no later than fifteen (15) business days after the Company files with the SEC the financial statements which the Company is required to file in connection with the Winslow Acquisition pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. The Company filed the registration statement contemplated by the Winslow Acquisition on September 6, 2006.
PROPOSAL 1
ELECTION OF DIRECTORS
      The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that the Board shall consist of not less than one director and not more than ten directors. Vacancies on the Board and newly-created directorships can generally be filled by a vote of a majority of the directors then in office.
      At the Meeting, shareholders are being asked to elect eight directors to serve until the Company’s next annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Proxies may not be voted for a greater number of nominees than named herein.
      It is intended that the shares represented by the enclosed proxy will be voted, unless authority is withheld, for the election to the Board of each of the nominees listed below. If any such nominee for any reason should not be available as a candidate for director, then votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.

Recommendation of the Board of Directors
      The Board unanimously recommends that the shareholders of the Common Stock and Series C Preferred Stock vote in favor of (FOR) each of the nominees for election as director of the Company.
Nominees for Election as Director
      Set forth below is certain information as of the Record Date concerning the nominees for election as director of the Company. This information is based on information furnished to the Company by each nominee. Except as set forth below, each of the nominees has been engaged in his or her principal occupation during the past five years.
      Montgomery L. Bannerman, age 53, has served as a director and Chief Executive Officer of the Company since October 1, 2005. From August 1, 2005 to September 30, 2005, Mr. Bannerman served as President and Chief Operating Officer of the Company. From November 19, 2004 to July 31, 2005, Mr. Bannerman served as the Company’s Senior Vice President of Strategic Initiatives. From November 2003 to September 2004, Mr. Bannerman served as Vice President Strategy for Universal Access Inc., a provider of outsourced network services. From January 2000 to October 2003, Mr. Bannerman served as Senior Vice President and Chief Technology Officer of Terremark Worldwide, Inc., a network access provider of telecommunications services. Mr. Bannerman founded IXS.NET, a provider of integrated VoIP network platforms in Asia, in 1996, and DSP.NET, a commercial ISP in northern California, in 1993.
      Mark H. Dunaway, age 61, has served as a director of the Company and member of the audit committee of the Board (the “Audit Committee”) since June 1, 2005. Since October 2003, Mr. Dunaway has served as Chairman and Chief Executive Officer of Composite Materials Technology, LLC, a provider of engineering products.
      Gary H. Heck, age 62, has served as a director of the Company since September 29, 2000. From February 23, 2004 to November 3, 2004, Mr. Heck also served as the Company’s President and Chief Operating Officer. Mr. Heck also served as a member of the compensation committee of the Board (the “Compensation Committee”) from September 29, 2000 until February 24, 2004. From January 2000 to September 2000, Mr. Heck served as a director of Cereus Technology Partners, Inc. (“Cereus). Mr. Heck has been a consultant since 1989, most recently serving as a Managing Partner and a co-founder of PacifiCom, a consulting services company. From 1987 until 1989, Mr. Heck was President and Chief Executive Officer of Telematics Products, Inc., a telecommunications products company. From 1983 until 1987, Mr. Heck held various executive positions at Pacific Telesis Corporation, one of the nation’s largest Regional Bell Operating Companies, and completed his tenure as a corporate officer of several subsidiaries of Pacific Telesis and as Chief Executive Officer of PacTel Products Corporation. From 1977 until 1983, Mr. Heck was a Division Manager and District Manager at AT&T Corporation, where he was responsible for sales and marketing programs. From 1967 until 1977, Mr. Heck held various positions at Pacific Telephone & Telegraph. He is a member of the board of directors of RRT Global, Limited.
      James R. Kanely, age 64, has served as a director of the Company since August 17, 2005 and a member of the Compensation Committee since April 19, 2006. Since August 1993, Mr. Kanely has served as a member of the board of directors and chairman of the audit committee of The Alpine Group, Inc., a publicly-traded industrial holding company. He is also on the board of directors of two privately-held companies, Taco, Inc., a manufacturer of pumps, valves and control systems for residential and commercial hydronic systems, and PPC Insulators, Inc., a manufacturer of porcelain insulators for the electrical utility industry.
      Amy L. Newmark, age 49, has served as a director of the Company and a member of the Compensation Committee since September 29, 2000. From January 2000 to September 2000, Ms. Newmark served as a director of Cereus. Ms. Newmark is a private investor in the technology, Internet and telecommunications fields. From 1995 to 1997, she served as Executive Vice President of Strategic Planning at Winstar Communications, Inc. Prior to 1995, Ms. Newmark served as the general partner of Information Age Partners, L.P., a hedge fund investing primarily in technology and emerging growth companies. Before that, Ms. Newmark was a securities analyst specializing in telecommunications and technology companies.

      Steven A. Odom, age 53, has served as the Executive Chairman of the Board since October 1, 2005. From September 29, 2000 to September 30, 2005, Mr. Odom served as the Chief Executive Officer of the Company and as Chairman of the Board from December 2000 to September 30, 2005. From January 2000 to September 2000, Mr. Odom served as the Chairman of the Board and the Chief Executive Officer of Cereus. From 1994 until June 1998, Mr. Odom served as Chief Executive Officer of World Access, Inc., a provider of voice, data and Internet products and services around the world (“World Access”). From June 1998 until June 1999, Mr. Odom also served as Chairman of the Board of World Access. From 1990 until 1994, Mr. Odom was a private investor in several companies, including World Access and its predecessor. From 1987 until 1990, he served as President of the PCS Division of Executone Information Systems in Atlanta, Georgia, a public company that manufactured and distributed telephone systems. From 1983 until 1987, Mr. Odom was Chairman and Chief Executive Officer of Data Contract Company, Inc., a manufacturer of telephone switching equipment and intelligent pay telephones, which he founded in 1983. From 1974 until 1983, he served as the Executive Vice President of Instrument Repair Service, a private company co-founded by Mr. Odom in 1974 that repaired test instruments for local exchange carriers.
      Dr. James A. Verbrugge, age 65, has served as a director of the Company since November 9, 2004 and a member of the Audit Committee since January 28, 2005. Dr. Verbrugge is Emeritus Professor of Finance in the Terry College of Business at the University of Georgia. From 1976 to 2001, he was the Chairman of the Department of Banking and Finance in the Terry College of Business, and he held the Chair of Banking from 1992 to 2002. He is a member of the Board of Directors of each of Crown Crafts, Inc., a company which designs, markets and distributes infant and juvenile consumer products, and Tri-S Security Corporation, a provider of security services and equipment for federal government and private entities, and also serves on the board of one private company. Dr. Verbrugge also serves as a member of Tri-S Security Corporation’s audit committee and compensation committee.
      William J. West, age 54, has served as a director of the Company and a member of the Audit Committee since April 19, 2006. Since 2002, Mr. West has also served as a partner of the Innovate Group, LLC, a board-level consulting firm. From 1999 through 2002, Mr. West served as the President of Carolina Phone, PCS. In 1996, Mr. West founded Solo America, LLC, a nationwide paging reseller (“Solo”). From January 1989 to April 1996, Mr. West served as president and chief operating officer of Dial Page, Inc., the sixth largest paging provider in the United States (“Dial Page”). Under his leadership, Dial Page gained an industry reputation as a high value provider and achieved strong internal growth through acquisitions before Dial Page’s sale to Mobil Media, Inc. in 1996. Additionally, from 1978 to 1987, Mr. West held several executive level positions with AT&T Communications, Inc. Mr. West currently serves as an advisory board member of Transactis, Inc., and Strikeiron, Inc. Further, Mr. West has served as a board member of several other privately-held companies, including DataFlux, Inc., Unified Signal LLC, Carolina PCS, LP, The Latin Broadband Group, Inc., and Readycom, Inc.
      There are no family relationships among any of the executive officers or directors of the Company. No arrangement or understanding exists between any director and any other person pursuant to which any director was selected to serve as a director. To the best of the Company’s knowledge, (i) there are no material proceedings to which any director of the Company is a party, or has a material interest, adverse to the Company; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of the directors during the past five years.
Board of Directors, Board Committees and Meetings
      The Board is currently comprised of Messrs. Bannerman, Dunaway, Heck, Kanely, Odom and West, Dr. Verbrugge and Ms. Newmark. The current directors shall serve as directors until the Meeting and until their successors are elected and qualified or until their earlier death, resignation or removal.
      The Company’s business and affairs are managed by the Board, which met eight times during the year ended December 31, 2005 and took action by unanimous written consent six times during such period. The Board has established a Compensation Committee and an Audit Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The Board has not established a separate committee of its members to nominate candidates for election as directors.
      The current members of the Compensation Committee are Mr. Kanely and Ms. Newmark, with Ms. Newmark serving as the chairperson. From January 1, 2005 to April 19, 2006, the members of the Compensation Committee were Ms. Newmark and Paul R. Garcia, who resigned from the Board on April 19, 2006. Mr. Kanely was appointed as a member of the Compensation Committee on April 19, 2006. The function of the Compensation Committee is to set the compensation for executive officers, including those officers of the Company who are also directors of the Company, and to act on other such matters relating to compensation as it deems appropriate, including the administration of the Incentive Plan. The Compensation Committee met four times during the year ended December 31, 2005.
      The current members of the Audit Committee are Messrs. Dunaway and West and Dr. Verbrugge, with Mr. Dunaway serving as the chairman. From January 1, 2005 to January 17, 2005, the members of the Audit Committee were Paul R. Garcia, Stephen E. Raville and Joseph R. Wright, Jr. Messrs. Wright, Raville and Garcia resigned from the Board and the Audit Committee on January 17, 2005, May 31, 2005 and April 19, 2006, respectively. Dr. Verbrugge was appointed as a member of the Audit Committee on January 28, 2005. Messrs. Dunaway and West were appointed as members of the Board and the Audit Committee on June 1, 2005 and April 19, 2006, respectively. The Audit Committee operates under a written charter adopted by the Board on February 24, 2000 and amended and restated by the Board on October 15, 2004. In accordance with the Audit Committee Charter, the Audit Committee, among other things, reviews the Company’s annual financial statements, changes in accounting practices, the selection and scope of the work of the Company’s independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee met four times during the year ended December 31, 2005.
      Each director of the Company attended 75% or more of the meetings of the Board and committees on which such director served during the year ended December 31, 2005.
Nominating Process for Directors
      The Company does not have a nominating committee, and accordingly, does not have a nominating committee charter. The Board has adopted resolutions which require that the independent directors on the Board, where independence is determined by the rules and regulations of the SEC and The Nasdaq Stock Market, Inc. (the “Independent Directors”), identify candidates for election to the Board and recommend to the full Board such candidates for nomination for election to the Board. Messrs. Dunaway, Kanely and West and Dr. Verbrugge and Ms. Newmark are the Independent Directors currently serving on the Board. The Board believes that establishing a separate nominating committee is not necessary because the Independent Directors perform substantially similar functions as a separately-designated nominating committee would perform.
      Only persons who are nominated in accordance with the provisions of Article III, Section 10 of the Bylaws shall be eligible for election as directors at any annual or special meeting of the Company’s shareholders. Article III, Section 10 of the Bylaws provides that nominations of persons for election as directors may be made by or at the direction of the Board (including through a committee delegated with such function) or by any shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Article III, Section 10 of the Bylaws. Nominations by shareholders shall be made pursuant to timely notice in writing to the Company’s Chairman of the Board, President or the Secretary. To be timely, a shareholder’s notice in respect of any annual or special meeting of the Company’s shareholders must be delivered to or mailed and received at the principal executive offices of the Company: (i) in the case of an annual meeting, the earlier of (a) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that this subsection (a) shall not apply if (1) there was no annual meeting in the prior year or (2) the date of the current year’s annual meeting is more than 30 days from the anniversary date of the prior year’s annual meeting; and (b) 60 days prior to the annual meeting; provided, however, that (except as to an annual meeting held on the date specified in the Bylaws, such date not having been changed since the last annual meeting) if less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was deposited in the United States mail or sent by electronic transmission or such public disclosure was made; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than 60 days prior to the date of such special meeting; provided, however, that if less than 65 days’ notice or prior public disclosure of the date of such special meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of such special meeting was deposited in the United States mail or sent by electronic transmission or such public disclosure was made.
      A shareholder’s notice in respect of any annual or special meeting of the Company’s shareholders shall set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Company which are beneficially owned by the person and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, or any successor regulation thereto; and (ii) as to the shareholder giving the notice: (a) the name and record address of such shareholder and (b) the class and number of shares of capital stock of the Company which are beneficially owned by such shareholder. No person shall be eligible for election as a director at any annual or special meeting of shareholders unless nominated in accordance with the procedures set forth in Article III, Section 10 of the Bylaws and summarized above. The chairman of any meeting of shareholders shall, if the facts warrant, determine that a nomination was not made in accordance with such procedures, and, if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.
      The Independent Directors and the Board have not established any specific, minimum qualifications that must be met by a nominee identified by the Independent Directors and nominated by the Board. When seeking to identify an individual to become a director, the Independent Directors generally consider, among other factors, the background and reputation of potential candidates in terms of character, personal and professional integrity, business and financial experience and acumen, how a person would complement the other directors in providing a diversity of expertise and experience and a person’s availability to devote sufficient time to Board duties. Each of the director nominees for election as a director at the Meeting was identified by the Independent Directors and nominated by the Board based on the foregoing factors, among other things.
      Assuming the appropriate background material is provided for candidates submitted by shareholders, the process generally followed by the Independent Directors to identify and evaluate candidates described above will be used to evaluate those candidates submitted by shareholders and the Independent Directors will apply substantially the same criteria.
Communications With Directors
      Shareholders may communicate with the Board or any individual director by sending a letter to the Company at 400 Galleria Parkway, Suite 200, Atlanta Georgia 30339, addressed to the Board or any individual director. The Company’s Secretary will receive the correspondence and forward it to the Executive Chairman of the Board or to any individual director or directors to whom the communication is directed. The Company’s Secretary is authorized to review, sort and summarize all communications received prior to their presentation to the Executive Chairman of the Board or to whomever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to the appropriate investor relations personnel.

Executive Officers
      Executive officers of the Company are elected or appointed by the Board and hold office until their successors are elected or until their death, resignation or removal, subject to the terms of applicable employment agreements. The following table sets forth the name of each executive officer of the Company, the office held by such officer and the age, as of the Record Date, of such officer:

Name	Age	Position

Montgomery L. Bannerman	51	Chief Executive Officer
Steven A. Odom	53	Executive Chairman of the Board
Juliet M. Reising	55	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Yves Desmet	39	Senior Vice President, Worldwide Sales
      Certain additional information concerning Messrs. Bannerman and Odom is set forth in the section of this Proxy Statement titled “Proposal 1 — Election of Directors — Nominees for Election as Director.”
      Juliet M. Reising has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since September 2000. She served as a director of the Company from September 29, 2000 to October 1, 2005. Ms. Reising also served as Executive Vice President, Chief Financial Officer and a director of Cereus from March 2000 to September 2000. From February 1999 to March 2000, Ms. Reising served as Chief Financial Officer of MindSpring Enterprises, Inc., an Internet service provider that merged with EarthLink, Inc. in February 2000. Ms. Reising started her career with Ernst & Young LLP in Atlanta, Georgia, where she received her certified public accountant license.
      Yves Desmet has served as Senior Vice President, Worldwide Sales of the Company since October 14, 2005. From January 2005 through October 2005, he served as the Company’s Vice President of Operations for Europe, the Middle East and Africa (“EMEA”). From February 2003 through January 2005, he served as the Company’s Vice President of Sales for EMEA. From 1999 to February 2003, he served as Vice President of Original Equipment Manufacturer and Channel Sales for EMEA for Clarent Corporation, a then publicly-traded provider of softswitch and VoIP solutions for next-generation networks and enterprise convergent solutions.
      There are no family relationships among any of the executive officers or directors of the Company. Except as disclosed in the sections of this Proxy Statement titled “Compensation of Directors and Executive Officers — Employment Agreements” and “Certain Relationships and Related Transactions”, no arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected to serve as an executive officer. To the best of the Company’s knowledge, (i) there are no material proceedings to which any executive officer of the Company is a party, or has a material interest, adverse to the Company; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer during the past five years.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and all persons who beneficially own more than 10% of the outstanding shares of Common Stock (“Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such forms furnished to the Company for the year ended December 31, 2005, and the information provided to the Company by Reporting Persons of the Company, no Reporting Person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.

AUDIT COMMITTEE REPORT
To the Board of Directors:
      The Audit Committee consists of the following members of the Board: Messrs. Dunaway and West and Dr. Verbrugge, with Mr. Dunaway serving as the chairman. Each of the members meets the independence requirements of Rule 4200(a)(15) of the NASD Listing Standards.
      The Audit Committee operates under a written charter adopted by the Board on February 24, 2000, and amended and restated by the Board on October 15, 2004.
      The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005.
      The Audit Committee has discussed with the Company’s independent auditors for the year ended December 31, 2005, Grant Thornton, LLP (“Grant Thornton”), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      The Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and discussed with Grant Thornton its independence.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Annual Report for filing with the SEC.

Respectfully submitted,

Mark H. Dunaway
James A. Verbrugge
William J. West*
* Mr. West was appointed to the Audit Committee on April 19, 2006 and, therefore, did not participate in any discussions of the Audit Committee concerning the audit of the Company’s financial statements as of and for the year ended December 31, 2005.
      Pursuant to the regulations of the SEC, this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Director Compensation
      The Company reimburses directors for out-of-pocket expenses incurred in attending Board or committee meetings. In addition, non-employee directors are eligible to receive grants of stock options or other equity-based compensation awards under the Incentive Plan.
Executive Compensation
      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by each person who served as the Chief Executive Officer of the Company during the year ended December 31, 2005, as well as for other executive officers of the Company and its subsidiaries whose salary and bonus exceeded $100,000 during the year ended December 31, 2005 (the “Named Executive Officers”).
Summary Compensation Table

					Long-Term
					Compensation

	Annual Compensation				Securities
					Underlying		All Other
Name and Principal Position	Year	Salary($)		Bonus($)	Options (#)(1)		Compensation($)

Steven A. Odom	2005	405,000		—	—		—
Executive Chairman of the	2004	442,500		—	—		—
Board and former Chief	2003	435,000		—	100,000	(2)	—
Executive Officer
Montgomery L. Bannerman	2005	263,750		—	100,000	(3)	—
Chief Executive Officer,	2004	25,102		—	50,000	(3)	—
former President and	2003	—		—	—		—
former Senior Vice President, Strategic Initiatives
Lewis Jaffe	2005	295,416	(4)	—	—		—
Former President and former	2004	40,017	(4)	—	200,000	(5)	—
Chief Operating Officer	2003	—		—	—		—
Gary H. Heck	2005	—		—	—		—
Former President and former	2004	224,891	(6)	—	20,000	(7)	30,000	(8)
Chief Operating Officer	2003	—		—	22,000	(7)	—
James A. Logsdon	2005	270,000	(9)	—	—		—
Former President and former	2004	275,711	(9)	—	60,924	(10)	—
Chief Operating Officer	2003	261,000		—	—		—
Juliet M. Reising	2005	250,000		—
Executive Vice President and	2004	266,667		—	—		—
Chief Financial Officer	2003	261,000		—	47,745	(11)	—
Yves Desmet	2005	183,859		—	62,000	(12)	86,459	(13)
Senior Vice President,	2004	184,149		—	—		84,548	(13)
Worldwide Sales and former	2003	150,621		—	3,500	(12)	42,338	(13)
Director of Sales

(1)	The exercise prices of all options granted to the Named Executive Officers are equal to or greater than the fair market value of the Common Stock on the dates such options were granted. All options to purchase shares of Common Stock and the exercise prices thereof have been adjusted to reflect the one-for-five (1-for-5) reverse stock split of the Common Stock outstanding as of, and effective on, October 11, 2005 (the “Reverse Split”).

(2)	The amount of 2001 bonus earned by Mr. Odom was previously reported by the Company as $225,000. Of such amount, only $168,750 was paid to Mr. Odom in cash and the remainder was paid to Mr. Odom in the form of a stock option to purchase 49,755 shares of Common Stock at an exercise price of $2.30 per share granted to Mr. Odom on January 3, 2003 and exercisable in its entirety on the date thereof. On February 12, 2003, the Company also granted to Mr. Odom an option to purchase 50,245 shares of Common Stock at an exercise price of $2.10 per share, exercisable in its entirety on the date of grant. Mr. Odom served as Chief Executive Officer of the Company from September 29, 2000 until October 1, 2005, when he began serving as the Company’s Executive Chairman of the Board. See the section of this Proxy Statement titled “Compensation of Directors and Executive Officers — Employment Agreements.”

(3)	The Company granted to Mr. Bannerman (i) on November 19, 2004 an option to purchase 50,000 shares of Common Stock at an exercise price of $3.45 per share, exercisable as to twenty-five percent (25%) of the underlying shares of Common Stock on November 19, 2005, November 19, 2006, November 19, 2007 and November 19, 2009, in connection with his appointment as Senior Vice President, Strategic Initiatives of the Company; and (ii) on August 1, 2005 an option to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share, exercisable as to fifty percent (50%) of the underlying shares on the date of grant and as to the remaining fifty percent (50%) on August 1, 2006, August 1, 2007, August 1, 2008 and August 1, 2009, in connection with his appointment to President and Chief Operating Officer of the Company. See the section of this Proxy Statement titled “Compensation of Directors and Executive Officers — Employment Agreements.”

(4)	Represents amounts paid to Mr. Jaffe pursuant to his employment agreement with the Company while serving as President and Chief Operating Officer of the Company, and amounts paid to him under the Separation Agreement he entered into with the Company on August 16, 2005 (the “Separation Agreement”) after he ceased serving as the President and Chief Operating Officer of the Company on August 1, 2005. See the section of this Proxy Statement titled “Certain Relationships and Related Transactions.”

(5)	The Company granted to Mr. Jaffe on November 2, 2004 (i) an option to purchase 100,000 shares of Common Stock at an exercise price of $2.65 per share; (ii) an option to purchase 50,000 shares of Common Stock at an exercise price of $3.75 per share; and (iii) an option to purchase 50,000 shares of Common Stock at an exercise price of $6.25, in connection with his appointment to President and Chief Operating Officer of the Company. Mr. Jaffe’s employment with the Company terminated on August 1, 2005 (the “Separation Date”). On August 16, 2005, the Company entered into the Separation Agreement with Mr. Jaffe. Pursuant to the Separation Agreement, the Company agreed that twenty-five percent (25%) of the shares of the Company’s common stock underlying the options granted to Mr. Jaffe vested as of the Separation Date and such vested options could be exercised at any time and from time to time until the one year anniversary of the Separation Date. These options expired on August 1, 2006.

(6)	Mr. Heck served as President and Chief Operating Officer of the Company from February 23, 2004 to November 3, 2004. Salary earned during 2004 was compensation for such service.

(7)	The Company granted to Mr. Heck (i) on March 1, 2004 an option to purchase 20,000 shares of Common Stock at an exercise price of $9.10 per share, exercisable in its entirety on September 1, 2004, in connection with his appointment as President and Chief Operating Officer of the Company; (ii) on February 7, 2003, an option to purchase 20,000 shares of Common stock at an exercise price of $2.15 per share, exercisable in its entirety on February 7, 2004, in exchange for his services as a director of the Company; (iii) on January 3, 2003, an option to purchase 10,000 shares of Common Stock at an exercise price of $0.46 per share, exercisable in its entirety on the date of grant, in exchange for consulting services rendered to the Company by PacifiCom, a consulting firm in which Mr. Heck is a partner.

(8)	Represents amounts paid to PacifiCom, a consulting firm in which Mr. Heck is a partner, in connection with consulting services rendered by PacifiCom to the Company.

(9)	Represents amounts paid to Mr. Logsdon pursuant to his employment agreement with the Company while serving as the President and Chief Operating Officer of the Company, and amounts paid to him under such agreement after he ceased serving as the President and Chief Operating Officer of the Company on February 23, 2004. See the section of this Proxy Statement titled “Compensation of Directors and Executive Officers — Employment Agreements.”

(10)	The amount of 2001 bonus earned by Mr. Logsdon was previously reported by the Company as $85,000. Of such amount, only $63,750 was paid to Mr. Logsdon in cash and the remainder was paid to Mr. Logsdon in the form of a stock option to purchase 20,924 shares of Common Stock at an exercise price of $2.30 per share granted to Mr. Logsdon on January 3, 2003 and exercisable in its entirety on the date thereof. The Company also granted to Mr. Logsdon an option to purchase 40,000 shares of Common Stock at an exercise price of $2.10 per share, exercisable with respect to fifty percent (50%) of the underlying shares on the date of grant and all of the underlying shares as of February 12, 2004. Mr. Logsdon ceased serving as the President, Chief Operating Officer and a director of the Company effective February 23, 2004. See the section of this Proxy Statement titled “Compensation of Directors and Executive Officers — Employment Agreements.”

(11)	On January 3, 2003, the Company granted to Ms. Reising an option to purchase 7,745 shares of Common Stock at an exercise price of $2.30 per share, exercisable in its entirety on the date of grant. The Company granted this option to Ms. Reising in lieu of payments of cash salary and bonus earned by Ms. Reising in the years ended 2002 and 2001, respectively. On February 12, 2003, the Company also granted to Ms. Reising an option to purchase 40,000 shares of Common Stock at an exercise price of $2.10 per share, exercisable in its entirety on the date of grant. See the section of this Proxy Statement titled “Compensation of Directors and Executive Officers — Employment Agreements.”

(12)	The Company granted to Mr. Desmet (i) on February 11, 2003 an option to purchase 2,000 shares of Common Stock at an exercise price of $2.20 per share, exercisable as to twenty-five percent (25%) of the underlying shares of Common Stock on the date of grant and as to the remaining seventy-five percent (75%) on June 30, 2003, September 30, 2003 and December 31, 2003; (ii) on August 25, 2003 an option to purchase 1,500 shares of Common Stock at an exercise price of $16.75 per share, exercisable as to twenty-five percent (25%) of the underlying shares of Common Stock on the date of grant and as to the remaining seventy-five percent (75%) on August 25, 2004, August 25, 2005 and August 25, 2006; (iii) on January 3, 2005 an option to purchase 4,000 shares of Common Stock at an exercise price of $3.55 per share, exercisable as to twenty-five percent (25%) on January 3, 2006, January 3, 2007, January 3, 2008 and January 3, 2009; (iv) on June 17, 2005 an option to purchase 15,000 shares of Common Stock at an exercise price of $1.55 per share, exercisable as to twenty-five percent (25%) on June 17, 2006, June 17, 2007, June 17, 2008 and June 17, 2009; (v) on July 8, 2005 an option to purchase 3,000 shares of Common Stock at an exercise price of $1.45 per share, exercisable as to twenty-five percent (25%) on January 8, 2006, July 8, 2006, January 8, 2007 and July 8, 2007; and (vi) on October 14, 2005 an option to purchase 40,000 shares of Common Stock at an exercise price of $1.45 per share, exercisable as to twenty-five percent (25%) on October 14, 2006, October 14, 2007, October 14, 2008 and October 14, 2009 or subject to acceleration upon meeting quarterly performance criteria as established by the Chief Executive Officer, in connection with his appointment to Senior Vice President, Worldwide Sales of the Company.

(13)	Represents amounts paid to Mr. Desmet for commissions on sales.

Option Grants in Last Fiscal Year
      The following table sets forth information with respect to options granted under the Incentive Plan to the Named Executive Officers for the year ended December 31, 2005.

	Individual Grants
					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Term(1)
	Options	Employees	Exercise Price	Expiration
Name	Granted	In 2005	(per share)	Date	5%	10%

Montgomery L. Bannerman(2)	100,000	10%	$2.50	08/01/2015	$157,224	$398,436
Yves Desmet(3)	4,000	*	3.55	01/03/2015	8,930	22,631
	15,000	2	1.55	06/17/2015	14,622	37,055
	3,000	*	1.45	07/08/2015	2,736	6,933
	40,000	4	1.45	10/14/2015	36,476	92,437

*	Represents less than 1%.

(1)	Amounts represent certain assumed rates of appreciation as set forth by the rules of the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved. All options to purchase shares of Common Stock and the exercise prices thereof have been adjusted to reflect the Reverse Split.

(2)	On August 1, 2005, the Company granted to Mr. Bannerman an option to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share, exercisable as to fifty percent (50%) of the underlying shares on the date of grant and as to 12,500 of the underlying shares on each of August 1, 2006, August 1, 2007, August 1, 2008 and August 1, 2009, in connection with his appointment to President and Chief Operating Officer of the Company.

(3)	The Company granted to Mr. Desmet: (i) on January 3, 2005 an option to purchase 4,000 shares of Common Stock at an exercise price of $3.55 per share, exercisable as to twenty-five percent (25%) on January 3, 2006, January 3, 2007, January 3, 2008 and January 3, 2009; (ii) on June 17, 2005 an option to purchase 15,000 shares of Common Stock at an exercise price of $1.55 per share, exercisable as to twenty-five percent (25%) on June 17, 2006, June 17, 2007, June 17, 2008 and June 17, 2009; (iii) on July 8, 2005 an option to purchase 3,000 shares of Common Stock at an exercise price of $1.45 per share, exercisable as to twenty-five percent (25%) on January 8, 2006, July 8, 2006, January 8, 2007 and July 8, 2007; and (iv) on October 14, 2005 an option to purchase 40,000 shares of Common Stock at an exercise price of $1.45 per share, exercisable as to twenty-five percent (25%) on October 14, 2006, October 14, 2007, October 14, 2008 and October 14, 2009 or subject to acceleration upon meeting quarterly performance criteria as established by the Chief Executive Officer, in connection with his appointment to Senior Vice President, Worldwide Sales of the Company.

Aggregated Option Exercises and Year-End Option Values
      The following table sets forth information concerning the value at December 31, 2005 of the unexercised options held by each of the Named Executive Officers. The value of unexercised options reflects the increase in market value of the Common Stock from the date of grant through December 31, 2005. No Named Executive Officer exercised any options during the year ended December 31, 2005.

	Number of Securities
	Underlying Unexercised		Value of Unexercised In-
	Options at Fiscal Year-		The-Money Options at Fiscal
	End (1)		Year-End (2)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven A. Odom(3)	700,000	0	$0	$0
Montgomery L. Bannerman	62,500	87,500	0	0
Lewis Jaffe	50,000	0	0	0
Gary H. Heck	107,500	0	0	0
James M. Logsdon(4)	293,925	0	0	0
Juliet M. Reising(5)	267,746	0	0	0
Yves Desmet	14,875	50,625	0	0

(1)	The number of shares of Common Stock underlying the unexercised options held by each of the Named Executive Officers at December 31, 2005 has been adjusted to reflect the Reverse Split.

(2)	Value of the Company’s unexercised, in-the-money options based on the average of the high and low price of a share of the Common Stock as of December 30, 2005, which was $1.00.

(3)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 455,000 shares of Common Stock.

(4)	Includes options and warrants originally issued by Cereus prior to September 29, 2000 which were converted into options or warrants to acquire 210,000 shares of Common Stock.

(5)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 122,500 shares of Common Stock.
Employment Agreements
      On September 29, 2000, the Company entered into an Executive Employment Agreement with Mr. Odom, pursuant to which Mr. Odom agreed to serve as the Chief Executive Officer of the Company for a term of three years (the “Original Odom Employment Agreement”). The agreement provided for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the Board; (iii) a prohibition against Mr. Odom’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Odom’s salary and the benefits for the 24 months following his termination by the Company without cause or by him for “good reason.” On October 24, 2005, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Odom, effective as of October 1, 2005 (the “Amended Odom Employment Agreement”), which amended and restated the Original Odom Employment Agreement. The Amended Odom Employment Agreement provides that (i) Mr. Odom shall no longer serve as the Company’s Chief Executive Officer for a stated term with automatic renewals thereof but shall serve as the Company’s Executive Chairman of the Board until the termination of Mr. Odom’s employment with the Company pursuant to the terms of the Amended Odom Agreement; (ii) in addition to the termination provisions already provided in the Original Odom Employment Agreement, Mr. Odom’s employment with the Company shall terminate immediately if Mr. Odom is not re-elected to serve as a member of the Board; (iii) Mr. Odom is entitled to receive his base salary and benefits for a period of two years after such termination; (iv) if Mr. Odom’s employment under the Amended Odom Employment Agreement is terminated for any reason pursuant to the terms thereof, then Mr. Odom is entitled to receive, in addition to any other amounts provided in the Original Odom Employment Agreement, a pro rata portion of the annual bonus (if any) which Mr. Odom otherwise would have received for the calendar year in which such termination occurs; (v) Mr. Odom’s base salary is no longer required to be increased annually by a percentage at least equal to the percentage increase in the consumer price index for the prior year; and (vi) termination for cause requires a determination of all of the non-employee members of the Board instead of two-thirds of the members of the Board. Other than the foregoing modifications to the Original Odom Employment Agreement affected by the Amended Odom Employment Agreement, the material terms of Mr. Odom’s employment with the Company remain unchanged. As of October 1, 2005, Mr. Odom’s salary under the Amended Odom Employment Agreement was $450,000 per year, however, effective November 1, 2004, Mr. Odom agreed to voluntarily to reduce his base salary to $405,000 per year.
      In connection with Mr. Bannerman’s appointment as the Company’s President and Chief Operating Officer, effective as of August 1, 2005, and its Chief Executive Officer, effective as of October 1, 2005, on October 24, 2005, the Company entered into an Executive Employment Agreement with Mr. Bannerman pursuant to which he has agreed to serve as the Chief Executive Officer of the Company until the termination of his employment pursuant thereto (the “Bannerman Employment Agreement”). The Bannerman Employment Agreement provides for: (i) the payment to Mr. Bannerman of a specified base salary, which was $325,000 per year as of October 1, 2005, and an annual bonus in the discretion of the Board; (ii) a prohibition against Mr. Bannerman’s (a) disclosure of confidential information during the term of the agreement and for the two-year period immediately following any termination of Mr. Bannerman’s employment with the Company, (b) disparagement of the Company, its affiliates and business during the term of the agreement and during the one-year period immediately following any termination of Mr. Bannerman’s employment with the Company, (c) participation in a competitive business during the term of the agreement and, if Mr. Bannerman’s employment with the Company is terminated other than by the Company without “cause” or by Mr. Bannerman for “good reason” within the one-year period immediately following a change of control of the Company, during the one-year period immediately following such termination, and (d) solicitation of the Company’s employees, interference with the Company’s customers and interference with the control of the Company during the one-year period immediately following the termination of Mr. Bannerman’s employment with the Company, if such employment is terminated other than by the Company without “cause” or by Mr. Bannerman for good reason within the one-year period immediately following a change of control of the Company; (iii) continuation of Mr. Bannerman’s base salary and benefits for (a) 24 months immediately following the termination of Mr. Bannerman’s employment with the Company if terminated by Mr. Bannerman for “good reason” within the one-year period immediately following a change of control of the Company or if terminated by the Company without “cause” after a change of control of the Company; and (b) 12 months immediately following the termination of Mr. Bannerman’s employment with the Company if terminated by the Company without cause prior to a change of control of the Company; and (iv) the availability to Mr. Bannerman of all benefits and conditions of employment provided by the Company to its executive officers. In addition, pursuant to the Bannerman Employment Agreement, on March 15, 2006, the Company granted to Mr. Bannerman under the Incentive Plan, a ten-year, non-qualified stock option to purchase 50,000 shares of Common Stock, at an exercise price equal to the higher of $6.25 per share or the Fair Market Value (as defined in the Incentive Plan) of the Common Stock on such date. This option shall vest and first become exercisable with respect to 12,500 shares of the underlying Common Stock on each of August 1, 2006, August 1, 2007, August 1, 2008 and August 1, 2009. In connection with Mr. Bannerman’s promotions to the offices described above, on August 1, 2005, the Company issued to Mr. Bannerman pursuant to the Incentive Plan a ten-year, non-qualified stock option to purchase 100,000 shares of Common Stock, at an exercise price of $2.50 per share, exercisable with respect to 50,000 of the underlying shares as of August 1, 2005 and, with respect to the remaining 50,000 shares, over a four-year period.
      On September 29, 2000, the Company entered into an Executive Employment Agreement with Ms. Reising (the “Original Reising Employment Agreement”), pursuant to which Ms. Reising agreed to serve as the Executive Vice President and Chief Financial Officer of the Company for a term of three years for a base salary at an annual rate per year of $175,000 through and including March 23, 2001, and at an annual rate per year of $200,000 thereafter. The agreement provided for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the Board; (iii) a prohibition against Ms. Reising’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Ms. Reising’s salary and the benefits for the 24 months following her termination by the Company without “cause” or by her for “good reason.” On October 24, 2005, the Company entered into an Amended and Restated Executive Employment Agreement with Ms. Reising, effective as of October 1, 2005 (the “Amended Reising Employment Agreement”). The Amended Reising Employment Agreement amends the Original Reising Employment Agreement (i) to eliminate the stated term and automatic renewals thereof and to provide that Ms. Reising shall continue to serve as the Company’s Chief Financial Officer, Executive Vice President and Secretary until the termination of Ms. Reising’s employment with the Company pursuant to the terms of the Amended Reising Employment Agreement; and (ii) to provide that Ms. Reising’s base salary is no longer required to be increased annually by a percentage at least equal to the percentage increase in the consumer price index for the prior year. Other than the foregoing modifications to the Original Reising Employment Agreement effected by the Amended Reising Employment Agreement, the material terms of Ms. Reising’s employment with the Company remain unchanged. As of October 1, 2005, Ms. Reising’s base salary under the Amended Reising Employment Agreement was $270,000, however, effective November 1, 2004, Ms. Reising agreed to voluntarily to reduce her base salary to $250,000 per year.
      On September 29, 2000, the Company entered into an Executive Employment Agreement with Mr. Logsdon, pursuant to which Mr. Logsdon agreed to serve as the President and Chief Operating Officer of the Company for a term of three years for a base salary at an annual rate per year of $175,000 through and including February 1, 2001, and at an annual rate per year of $225,000 thereafter. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the Board; (iii) a prohibition against Mr. Logsdon’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Logsdon’s salary and the benefits for 24 months following his termination by the Company without “cause” or by him for “good reason.” Effective January 1, 2001, Mr. Logsdon’s base salary under the agreement was increased to $270,000. Effective November 1, 2002, Mr. Logsdon’s base salary under the agreement was reduced to $243,000 until May 1, 2003, when his base salary under the agreement returned to $270,000. Effective as of February 23, 2004, Mr. Logsdon ceased serving as President, Chief Operating Officer and a director of the Company. Consequently, Mr. Logsdon is entitled to receive certain payments and benefits in accordance with section 10.1(ii) of his Executive Employment Agreement with the Company.
      From November 3, 2004 through August 1, 2005, Mr. Jaffe served as the Company’s President and Chief Operating Officer. The Company and Mr. Jaffe did not enter into a written employment agreement with respect to such service, but the Company and Mr. Jaffe entered into a Separation Agreement in connection with the cessation of such services. See the section of this Proxy Statement titled “Certain Relationships and Related Transactions” for a discussion of Mr. Jaffe’s employment and separation arrangements with the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The executive compensation program is administered by the Compensation Committee of the Board, which, from January 1, 2005 through April 19, 2006, consisted of Ms. Newmark and Mr. Garcia. The executive compensation program supports the Company’s commitment to providing superior shareholder value and is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company and to accomplish the Company’s short and long-term objectives. The Compensation Committee attempts to structure a compensation program for the Company that will reward its top executives with bonuses, stock and option awards upon attainment of specified goals and objectives while striving to maintain salaries at reasonably competitive levels. The Compensation Committee reviews the compensation (including salaries, bonuses and stock options) of the Company’s officers and performs such other duties as may be delegated to it by the Board. The Compensation Committee held four meetings during the year ended December 31, 2005.
      In reviewing the compensation to be paid to the Company’s executive officers during the year ended December 31, 2005, the Compensation Committee sought to ensure that executive officers were rewarded for long-term strategic management, for increasing the Company’s value for its shareholders and for achieving internal goals.
      The key components of executive officer compensation are salary, bonuses and stock option awards. Salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers in the Company and compensation provided at competitive companies and companies of similar size. Bonuses and stock option awards are intended to reward exceptional performance. Benchmarks for determining base salary and bonus levels include targeted funds from operations levels, strength of the balance sheet and creation of shareholder value. Stock option awards are also intended to increase an officer’s interest in the Company’s long-term success as measured by the market and book value of the Common Stock. Stock awards may be granted under various incentive plans to officers and directors of the Company and its subsidiaries and to employees specified in such plans who have managerial or supervisory responsibilities.
      The Company has entered into employment agreements with Messrs. Odom and Bannerman and Ms. Reising which are described in the section of this Proxy Statement titled “Compensation of Directors and Executive Officers — Employment Agreements.” Effective August 1, 2005, Mr. Jaffe ceased serving as an executive officer of the Company.
      During the year ended December 31, 2005, the Company paid Mr. Odom, who served as the Company’s Chairman and Chief Executive Officer from January 1, 2005 through September 30, 2005 and as the Company’s Executive Chairman of the Board from October 1, 2005 through December 31, 2005, salary in accordance with the terms of the Amended Odom Employment Agreement. The Company did not pay a bonus or issue options to Mr. Odom during the year ended December 31, 2005.
      During the year ended December 31, 2005, the Company paid Mr. Bannerman, who served as the Company’s Chief Executive Officer from October 1, 2005 through December 31, 2005, salary in accordance with the terms of the Bannerman Employment Agreement. The Company also issued Mr. Bannerman an option to purchase 100,000 shares of Common Stock in accordance with the Bannerman Employment Agreement. The Company did not pay a bonus to Mr. Bannerman during the year ended December 31, 2005.

Respectfully submitted,

Amy L. Newmark
James R. Kanely
      Pursuant to the regulations of the SEC, this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      From January 1, 2005 through December 31, 2005, the Compensation Committee was comprised of non-employee directors Ms. Newmark and Mr. Garcia. During the year ended December 31, 2005, there were no Compensation Committee Interlocks.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Descriptions of the employment agreements between the Company and Messrs. Bannerman, Odom and Logsdon and Ms. Reising are set forth in the section of this Proxy Statement titled “Compensation of Directors and Executive Officers — Employment Agreements.”
      In addition, the Company entered into Indemnification Agreements with certain of its directors and non-director officers at the level of Vice President and above. The form of these agreements was ratified by the shareholders of the Company at the Company’s annual meeting of shareholders held in 2001.
      In exchange for serving as the Company’s President and Chief Operating Officer, the Company paid Mr. Jaffe a base salary at a rate of $250,000 per year through December 31, 2004 and at a rate of $300,000 per year from January 1, 2004, through August 1, 2005, when he ceased serving as the Company’s President and Chief Operating Officer. On August 16, 2005, the Company entered into the Separation Agreement with Mr. Jaffe, pursuant to which the Company agreed (i) to pay to Mr. Jaffe from the Separation Date through the one-year anniversary thereof (the “Continuation Period”) his base salary at the rate of $300,000 per year in accordance with the Company’s standard payroll practices, subject to all withholdings required pursuant to any applicable local, state or federal law and his compliance with the restrictive covenants set forth in the Separation Agreement; and (ii) to provide Mr. Jaffe during the Continuation Period with the health insurance benefits provided to him immediately prior to the Separation Date. Pursuant to the Separation Agreement the Company also agreed that twenty-five percent (25%) of the shares of Common Stock underlying the options granted to Mr. Jaffe vested as of the Separation Date and such vested options could be exercised at any time and from time to time until the one year anniversary of the Separation Date. These options expired on August 1, 2006.
      There are no material relationships between the Company and its directors or executive officers except as previously discussed herein. In the ordinary course of business and from time to time, the Company and its affiliates and subsidiaries may do business with each other.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth information regarding the beneficial ownership of Common Stock and the Series C Preferred Stock as of the Record Date by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock Series C Preferred Stock; (ii) each executive officer and director of the Company; (iii) each individual who served as Chief Executive Officer of the Company during the year ended December 31, 2005; (iv) each Named Executive Officer; and (v) all executive officers and directors of the Company as a group. All beneficial ownership information reported below is based upon publicly available information and certain additional information known to the Company.

	Stock Beneficially Owned(1)

				Number of
	Number of			Shares of
	Shares of		Percentage	Series C	Percentage
Name of Beneficial Owner	Common Stock		of Class(2)	Preferred Stock	of Class

Donald J. Slowinski(3)	5,840,000	(4)	14.5%	8,765.7122	100%
Prescott Group Capital Management, L.L.C.(5)	2,947,014		7.8%	—	—
Steven A. Odom‡†(6)	767,020		2.0%	—	—
Juliet M. Reising‡(7)	316,362		*	—	—
Amy L. Newmark†(8)	146,500		*	—	—
Gary H. Heck†(9)	114,875		*	—	—
Montgomery L. Bannerman‡†(10)	90,000		*	—	—
James M. Logsdon	83,925		*	—	—
James R. Kanely†(11)	55,000		*	—	—
William J. West†(12)	50,000		*	—	—
James A. Verbrugge†(13)	40,000		*	—	—
Yves Desmet‡(14)	19,375		*	—	—
Mark H. Dunaway†(15)	40,000		*	—	—
Lewis Jaffe	0		*	—	—
All executive officers and directors as a group (10 persons)(16)	1,639,132		4.3%	—	—

†	Director of the Company.

‡	Officer of the Company.

*	Less than 1% of the issued and outstanding shares of the Common Stock.

(1)	Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of the Record Date and are treated as outstanding only when determining the amount and percentage owned by such individual or group.

(2)	In accordance with regulations of the SEC, the percentage calculations are based on 37,007,147 shares of Common Stock issued and outstanding as of the Record Date, plus shares of Common Stock which may be acquired within 60 days of the Record Date, by each individual or group listed.

(3)	On August 21, 2006, Donald J. Slowinski filed with the SEC a Schedule 13G/A pursuant to which Mr. Slowinski reported that he is the beneficial owner of, and has sole voting and dispositive power with respect to, 2,940,000 shares of Common Stock and 8,765.7122 shares of Series C Preferred Stock (which shares are convertible into an aggregate of 2,900,000 shares of Common Stock). Mr. Slowinski is the sole member of Winslow Asset Group, which is the general partner of SCS Fund. The shares of Common Stock and the shares of Series C Preferred Stock are held by SCS Fund. Mr. Slowinski’s address is 5695 Peachtree Parkway, Suite A, Norcross, Georgia 30092.

(4)	Represents 2,940,000 shares of Common Stock and 2,900,000 shares of Common Stock issuable upon conversion of the 8,765.7122 Series C Preferred Stock held by SCS Fund.

(5)	On January 30, 2006, Prescott Group Capital Management, L.L.C. (“Prescott”), Prescott Group Aggressive Small Cap L.P., Prescott Group Aggressive Small Cap II, L.P. and Phil Frohlich filed with the SEC a Schedule 13G reporting that Prescott and Mr. Frohlich are the beneficial owners of 1,408,552 shares of Common Stock. In addition, Prescott purchased 769,231 units from the Company in the private placement closed by the Company on February 17, 2006. Each unit consists of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $1.56 per share exercisable for a period of five years beginning six months after the close of the private placement.

(6)	Includes (i) 260 shares of Common Stock held by Mr. Odom’s wife as to which Mr. Odom may be deemed to share voting and investment power; (ii) 2,920 shares of Common Stock held by Mr. Odom’s son as to which Mr. Odom may be deemed to share voting and investment power; and (iii) 700,000 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of the Record Date.

(7)	Includes (i) 28,616 shares of Common Stock held in an account owned by Ms. Reising’s husband as to which Ms. Reising may be deemed to share voting and investment power; and (ii) 267,746 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of the Record Date.

(8)	Includes 102,500 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of the Record Date.

(9)	Includes 107,500 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of the Record Date.

(10)	Includes 62,500 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date.

(11)	Includes 40,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date.

(12)	Includes 50,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date.

(13)	Represents 40,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date.

(14)	Represents 19,375 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date.

(15)	Represents 40,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date.

(16)	Includes 1,429,621 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of the Record Date.

PERFORMANCE GRAPH
      The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total shareholder return of a peer group of companies and The Nasdaq Market Index for the five-year period ended on December 31, 2005. The peer group selected is comprised of Lucent Technologies, Inc., Nortel Networks Corporation, Sonus Networks, Inc. and VocalTec Communications Ltd. This line graph assumes a $100 investment on December 31, 2000, and actual increases or decreases of the market value of the Common Stock relative to an initial investment of $100. The data used to produce the following line graph has been adjusted to reflect the Reverse Split. The comparisons in this table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Common Stock.

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

VERSO TECHNOLOGIES, INC.	100.00	86.67	34.73	215.33	48.00	2.67

NASDAQ STOCK MARKET (U.S.)	100.00	79.83	56.74	84.13	91.75	93.75

PEER GROUP	100.00	29.72	6.65	15.16	14.27	11.14

*$100 invested on 12/31/00 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.
      Pursuant to the regulations of the SEC, this performance graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.
PROPOSAL 2
AMENDMENT TO ARTICLES OF INCORPORATION
Overview
      The Board, subject to shareholder approval, adopted and approved an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000.

The Board has determined that the amendment is advisable and in the best interests of the Company and its shareholders and has directed that the amendment be submitted to the Company’s shareholders for approval.
      If Proposal 2 is approved by the Company’s shareholders at the Meeting, then Article III, Section 3.1 of the Articles of Incorporation will be amended and restated in its entirety as follows:

“This corporation shall have the authority to issue an aggregate of one hundred twenty million (120,000,000) shares of Common Stock, each with $0.01 par value per share. Such shares shall be designated as this corporation’s “Common Stock.”
      The amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock, if approved by the Company’s shareholders, would become effective upon the filing with the Secretary of State of the State of Minnesota of articles of amendment to the Articles of Incorporation that contain the amendment. It is expected that that filing of the articles of amendment will take place shortly after the Meeting, assuming the shareholders approve Proposal 2.
Current Use of Shares
      As of the Record Date, there were 60,000,000 authorized shares of Common Stock of which: (i) 37,007,147 shares were outstanding; (ii) 2,533,383 shares were reserved for issuance upon exercise of outstanding options issued pursuant to the Incentive Plan; (iii) 150,783 shares were reserved for issuance under the Company’s stock purchase plan; (iv) 19,707,445 shares were reserved for issuance upon exercise of outstanding warrants and upon conversion of outstanding convertible debt; and (v) 601,242 shares were available for issuance and not reserved for other purposes. The Board has not reserved for issuance the 2,900,000 shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock outstanding as of the Record Date, although the Series C Preferred Stock becomes convertible to the extent of available shares of Common Stock as described below. Accordingly, as of the Record Date, the Company had 601,242 shares of Common Stock authorized and unreserved.
Purpose of the Amendment
      In connection with the Winslow Acquisition, the Company agreed, among other things, to use commercially reasonable efforts to obtain shareholder approval of an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least 120,000,000. Pursuant to the Statement of Rights of the Series C Preferred Stock, each share of Series C Preferred Stock shall automatically convert, without further action by the Company or the holder thereof, into 330.8345 shares of Common Stock upon the effectiveness of the amendment to the Articles of Incorporation contemplated by Proposal 2. Accordingly, if the shareholders approve this Proposal 2, then all of the shares of Series C Preferred Stock outstanding as of the Record Date shall automatically convert into an aggregate of 2,900,000 shares of Common Stock upon the effectiveness of the amendment to Articles of Incorporation contemplated by Proposal 2.
      In addition, if Proposal 2 is approved, then the Board will reserve for issuance 1,167,746 shares of Common Stock underlying certain outstanding options and warrants held by the Company’s Executive Chairman, Chief Executive Officer and Chief Financial Officer (the “Officer Options”). On September 26, 2006, these officers agreed to permit the Company to unreserve the shares of Common Stock underlying the Officer Options in order to enable the Company to reserve shares of Common Stock for issuance with respect to other transactions, including the issuance of awards under the Incentive Plan, and the Company agreed to once again reserve the shares underlying the Officer Options upon the approval of Proposal 2.
      If the shareholders do not approve Proposal 2 at the Meeting, then (i) the outstanding shares of Series C Preferred Stock may convert at the option of the holder thereof at any time thereafter to the extent the Company has authorized shares of Common Stock available to permit such conversion; and (ii) the Company must continue to use commercially reasonable efforts to obtain such approval at the Company’s expense as soon as practicable after the Meeting, but no less frequently than quarterly. As of the Record Date, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to permit the full conversion of the outstanding shares of Series C Preferred Stock.

      The Board believes that it is desirable that the Company have the flexibility to issue additional shares of Common Stock for general corporate purposes that may be identified in the future. The availability of additional shares of Common Stock will enhance the Company’s flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, employee benefit programs, corporate mergers and acquisitions, asset purchases, the possible funding of new product programs or businesses and other corporate purposes. The Board will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes. The Company does not have any current planned use of the proposed additional shares of Common Stock other than the issuance of shares (i) upon conversion in full of the outstanding shares of Series C Preferred Stock; (ii) constituting contingent consideration which may become issuable in connection with the Company’s acquisition (the “WSECI Acquisition”) on March 31, 2005 of substantially all of the operating assets of WSECI, Inc. (“WSECI”), pursuant to that certain Asset Purchase Agreement among the Company and the shareholders of WSECI dated February 23, 2005 (the “WSECI Asset Purchase Agreement”); (iii) pursuant to the terms of the Company’s 6% Senior Convertible Debentures issued by the Company on February 4, 2005, in satisfaction of the Company’s obligation to make certain principal and interest payments in respect of such debentures at the election of the Company: (iv) upon the exercise of warrants to purchase up to 2,582,816 shares of Common Stock which have been issued, or which may be issued, by the Company to its lender in connection with its credit facility; (v) upon the exercise of warrants to purchase 192,000 shares of Common Stock issued to a service provider for business advisory services; and (vi) upon exercise of the Officer Options.
      No additional action or authorization of the Company’s shareholders will be necessary prior to the issuance of any additional shares of Common Stock unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. Examples of circumstances in which further shareholder action may be required for issuance of such additional shares include: (i) transactions involving the issuance of shares representing 20% or more of the Company’s outstanding shares; (ii) transactions that would result in a change of control of the Company; and (iii) adoption of increases in shares available under, or material changes to, equity compensation plans.
Effects of Proposed Amendment
      All additional authorized shares would become part of the existing class of Common Stock, and the amendment to the Articles of Incorporation would not affect the terms of the outstanding Common Stock or the rights of the holders of the Common Stock. The Company’s shareholders do not have any preemptive or preferential right to purchase shares of Common Stock in connection with any future issuance of such shares.
      The amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of Proposal 2, nor is Proposal 2 part of a plan by the Board to adopt a series of anti-takeover measures. The availability for issuance of additional shares of Common Stock or rights to purchase such shares could enable the Board to render more difficult or discourage an attempt by a party attempting to obtain control of the Company by tender offer or other means. The issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares entitled to vote, increase the number of votes required to approve a change of control of the Company and dilute the interest of a party attempting to obtain control of the Company. Any such issuance could deprive shareholders of benefits that could result from an attempt to obtain control of the Company, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares to persons friendly to the Board could make it more difficult to remove incumbent officers and directors from office even if such change were favorable to shareholders generally.
      As stated above, the Company has no present intent to use the additional authorized shares of Common Stock for anti-takeover purposes, and this Proposal 2 is not part of a plan by the Board to adopt a series of anti-takeover provisions; however, if the amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock is approved by the shareholders at the Meeting, then more shares of Common Stock would be available for such purposes than are currently available. The Company is not aware of any pending or threatened efforts to obtain control of the Company, and the Board has no present intent to authorize the issuance of additional shares of Common Stock to discourage such efforts if they were to arise.

      Additionally, the issuance of additional shares of Common Stock otherwise than on a pro rata basis to all current shareholders will have a dilutive effect on earnings per share, book value per share and the equity and voting power of current shareholders and may adversely affect the market price of the Common Stock.
Further Description of the Series C Preferred Stock
      The rights, designations, preferences, limitations and qualifications of the Series C Preferred Stock are set forth in the Statement of Rights of the Series C Preferred Stock, which was adopted by the Board and filed with the Secretary of State of the State of Minnesota on June 14, 2006 and June 16, 2006, respectively. The Series C Preferred Stock has a par and stated value of $330.8345 per share. As of the Record Date, the Company had 10,000 shares of Series C Preferred Stock authorized, of which 8,765.7122 shares were outstanding. All of the outstanding shares of Series C Preferred Stock were issued in connection with the Winslow Acquisition.
      The Series C Preferred Stock has the right to vote with respect to any matter submitted to a vote of the Company’s shareholders on an as-converted basis, with each holder of a share of Series C Preferred Stock being entitled to cast a number of votes with respect to such share on any such matter equal to the number of shares of Common Stock issuable upon conversion of such share of Series C Preferred Stock (without regard to any restriction on such conversion). Any vote entitled to be cast by the holders of the Series C Preferred Stock shall be cast together with the votes cast by the holders of the Common Stock and not as a separate class except as otherwise provided by law. The holders of the Series C Preferred Stock do not have cumulative voting rights. See the section of this Proxy Statement titled “Proposal 2 — Amendment to Articles of Incorporation — Purpose of the Amendment” for a description of the conversion features of the Series C Preferred Stock.
      The Series C Preferred Stock does not have any preemptive, subscription or redemption rights or any stated dividends but the holders of the Series C Preferred Stock shall be entitled to receive dividends thereon, when and as declared by the Board out of funds legally available therefor, in amounts as the Board may determine.
      In the event of an involuntary or voluntary liquidation of dissolution of the Company, the holders of the Series C Preferred Stock shall be entitled to receive out of the Company’s assets an amount equal to $330.8345 per share of Series C Preferred Stock held (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar corporate events) plus the amount of all declared but unpaid dividends thereon (if any), which amounts shall be paid to the holders of the Series C Preferred Stock before any payment shall be made or assets distributed to the holders of the Common Stock or any other class of capital stock of the Company.
Description of the Common Stock
      Upon conversion of the shares of Series C Preferred Stock into shares of Common Stock, the Series C Preferred Stock shall cease to be outstanding to the extent of the conversion thereof, and the holders of such preferred shares shall hold shares of Common Stock instead of such preferred shares and shall have the rights associated with the Common Stock. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board; (ii) are entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription, redemption or conversion rights; and (iv) are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders. The holders Common Stock do not have cumulative voting rights.
Financial Effect of Conversion of the Series C Preferred Stock
      The conversion of the outstanding shares of Series C Preferred Stock (regardless of whether such conversion occurs automatically upon effectiveness of the amendment to the Articles of Incorporation contemplated by this Proposal 2 or at the option of the holder of the Series C Preferred Stock) will not have a material impact on the Company’s financial statements or results of operations. In fact, the only noteworthy effect of the conversion of the Series C Preferred Stock on the Company’s financial statements is that the conversion will result in a reclassification of the Company’s shareholders’ equity whereby, to the extent of such conversion and the issuance of shares of Common Stock in connection therewith, the outstanding shares of Preferred Stock Series C shall be eliminated and the number of outstanding shares and dollar values of Common Stock and paid-in-capital will be increased. Although the conversion will affect the allocation of the Company’s shareholders’ equity, it will not affect the total amount of shareholders’ equity. Set forth in the table below is pro forma balance sheet information which gives effect to the conversion of all of the outstanding shares of Series C Preferred Stock as if such conversion had occurred on June 30, 2006.

	As Reported	As Adjusted to	Pro Forma to
	as of June	Reflect the	Reflect the
	30, 2006	Conversion	Conversion

	(In Thousands)
Shareholders’ equity:
Series C Preferred Stock	$2,784	($2,784)	$0
Common Stock	360	29	389
Additional paid-in capital	344,795	2,755	347,550
Accumulated deficit	(341,289)		(341,289)
Accumulated other comprehensive (loss) – foreign currency translation	(261)		(261)

Total shareholders’ equity	$6,389	$0	$6,389

Description of WSECI Acquisition
      Pursuant to the WSECI Asset Purchase Agreement, the Company acquired substantially all of the operating assets of WSECI and, at the closing of the WSECI Acquisition, issued to the shareholders of WSECI 190,000 shares of Common Stock (adjusted for the Reverse Split), paid to WSECI $50,000 in cash and assumed certain liabilities of WSECI totaling approximately $625,000. In addition, also pursuant to the Securities Purchase Agreement, the Company may become obligated to issue to WSECI contingent consideration of up to $5.0 million based on the sales of certain WSECI products and services. The initial $500,000 of such contingent consideration may be earned by WSECI based upon specific customer transactions the Company completes with respect to the WSECI assets. The remaining $4.5 million of the contingent consideration may be earned by WSECI based on the revenue generated from the WSECI assets during the 18-month period following the completion of WSECI Acquisition, which revenue must equal a minimum of $85.0 million during such period in order for all of the remaining contingent consideration to be earned. The contingent consideration is payable in cash or shares of Common Stock at the election of the Company. As of the Record Date, the Company has issued 380,228 shares of Common Stock with a value of $525,730 as contingent consideration in accordance with the WSECI Asset Purchase Agreement.
      In connection with the WSECI Acquisition, WSECI and each of the shareholders of WSECI agreed, among other things, not to engage for a period of two years in activities which are competitive with the business conducted by WSECI prior to the WSECI Acquisition, and the Company agreed to register the resale under the Securities Act of the shares of Common Stock issued in connection with the WSECI Acquisition. As of the Record Date, the Company has registered the resale of 485,249 shares of Common Stock issued in connection with the WSECI Acquisition and must file a registration statement registering the remaining shares of Common Stock issued in connection with the WSECI Acquisition no later than March 31, 2007.
Vote Required for Approval of Amendment to Articles of Incorporation
      Approval of the amendment to the Articles of Incorporation will required the affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock and Series C Preferred Stock present in person or represented by proxy at the Meeting.

Recommendation of the Board of Directors
      The Board unanimously recommends that shareholders vote FOR Proposal 2. Proxies solicited by the Board will be voted FOR Proposal 2 unless instructions to the contrary are given.
PROPOSAL 3
AMENDMENT TO INCENTIVE PLAN
Overview
      On May 24, 1999, the Board approved the Incentive Plan, which became effective upon the approval of the Company’s shareholders at the 1999 annual meeting. The Incentive Plan was subsequently amended (i) by the approval of the Company’s shareholders at the Company’s 2001 and 2004 annual meetings to increase the number of shares of Common Stock underlying the Incentive Plan; (ii) by the approval of the Board in December 2004 to prohibit the repricing of options granted under the Incentive Plan; and (iii) by approval of the Board in September 2005 to eliminate the requirement that all options granted under the Incentive Plan vest at a rate of at least 20% per year over the five-year period following the date of grant.
      The Incentive Plan provides for grants of up to 3,500,000 (as adjusted to reflect the Reverse Split) shares of Common Stock, less the aggregate number of shares of Common Stock granted under the Company’s 1995 Stock Incentive Plan, 1997 Stock Incentive Plan and 1998 Stock Incentive Plan (referred to as the “prior plans”). The Incentive Plan replaces the prior plans. The Incentive Plan also limits the number of shares of Common Stock underlying, or with respect to, incentive awards which may be granted in any fiscal year under the Incentive Plan to any participant in the Incentive Plan to 60,000 (as adjusted to reflect the Reverse Split), provided that a participant who is first appointed or elected as an officer, hired as an employee or retained as a consultant by the Company, or who receives a promotion that results in an increase in responsibilities or duties, may be granted, during the fiscal year of such appointment, election, hiring, retention or promotion, incentive awards with respect to a maximum of 100,000 shares of Common Stock (the “Annual Maximum Limit”). The Board has approved, and does hereby recommend to the Company’s shareholders that they approve, an amendment to the Incentive Plan (i) to increase the number of shares authorized for issuance pursuant to the Incentive Plan to 7,000,000, less the aggregate number of shares issued pursuant to the prior plans; and (ii) to delete the Annual Maximum Limit from the Incentive Plan so that there will be no limit to the number of shares of Common Stock underlying, or with respect to, incentive awards which may be granted in any fiscal year under the Incentive Plan to any participant in the Incentive Plan.
      The purpose of the Incentive Plan is to advance the interests of the Company and its shareholders by enabling the Company (i) to attract and retain qualified employees or consultants to perform services for the Company by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives; and (ii) to pursue its growth strategy by providing the Company a means to provide an incentive through equity participation in the Company in the form of stock options or other incentive awards to key employees of newly acquired companies.
      The Company’s management relies on incentive awards as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees and to motivate employees to maximize shareholder value. The Board believes that the proposed amendment of the Incentive Plan is essential to permit the Company’s management to continue to attract and retain qualified employees and to provide long-term, equity-based incentives to present and future employees. As of the Record Date, the Company had granted 2,533,383 options (net of cancelled options) and 131,694 stock bonuses under the Incentive Plan and under the prior plans; accordingly, only 834,924 shares were available for grants under the Incentive Plan.
      A materially complete summary of the Incentive Plan as proposed to be amended is set forth below. The Incentive Plan, as currently in effect, is attached as Appendix A to this Proxy Statement.

Summary of the Incentive Plan
      General. The Incentive Plan provides for the grant to participating eligible recipients of the Company, also referred to as “participants,” of (i) options to purchase shares of Common Stock that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) options to purchase shares of Common Stock that do not qualify as incentive options (“non-qualified options”); (iii) awards of shares of Common Stock that are subject to risk of forfeiture and transferability restrictions that lapse after specified periods of time or upon the occurrence of events described in the Incentive Plan (“restricted stock awards”); and (iv) awards of shares of Common Stock (“stock bonuses”). Incentive options and non-qualified options are collectively referred to in this document as “options,” and options, restricted stock awards, and stock bonuses are collectively referred to in this document as “incentive awards.”
      The Incentive Plan is administered by the Compensation Committee of the Board. In accordance with and subject to the provisions of the Incentive Plan, the Compensation Committee has the authority to determine all provisions of incentive awards as the Compensation Committee may deem necessary or desirable and as consistent with the terms of the Incentive Plan, including (i) the recipients to be granted incentive awards under the Incentive Plan; (ii) the nature and extent of the incentive awards to be made to each participant; (iii) the time or times when incentive awards will be granted; (iv) the duration of each incentive award; and (v) the restrictions and other conditions to which the payment or vesting of incentive awards may be subject. In addition, the Compensation Committee has the authority in its sole discretion to pay the economic value of any incentive award in the form of cash, shares of Common Stock or any combination of both.
      The Compensation Committee has the authority under the Incentive Plan to amend or modify the terms of any outstanding incentive award in any manner, including the authority to modify the number of shares or other terms and conditions of an incentive award, extend the term of an incentive award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an incentive award, accept the surrender of any outstanding incentive award or, to the extent not previously exercised or vested, authorize the grant of new incentive awards in substitution for surrendered incentive awards; provided that the amended or modified terms are permitted by the Incentive Plan as then in effect and that any participant adversely affected by such amended or modified terms has consented to such amendment or modification. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the Company, the Compensation Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments to the number and kind of securities or other property (including cash) available for issuance or payment under the Incentive Plan and, in order to prevent dilution or enlargement of the rights of participants, (i) the number and kind of securities or other property (including cash) subject to outstanding options, and (ii) the exercise price of outstanding options. Notwithstanding the foregoing, unless and except to the extent otherwise approved by the shareholders of the Company, the repricing of options granted under the Incentive Plan is not permitted. As used in the Plan, “repricing” means (i) amending the terms of an outstanding option to lower its exercise price; (ii) taking any other action that is treated as repricing under generally accepted accounting principles; or (iii) taking any other action that is treated as repricing under any applicable rule of the Nasdaq Stock Market or any national securities exchange on which the Common Stock is listed or reported.
      All employees (including officers and directors who are also employees), non-employee directors, consultants and independent contractors of the Company or any subsidiary of the Company who, in the judgment of the Compensation Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company and its subsidiaries will be eligible to participate in the Incentive Plan. As of September 18, 2006, there were approximately 307 individuals eligible to participate in the Incentive Plan. As a holder of incentive awards (other than restricted stock awards and stock bonuses), a participant will have no rights as a shareholder with respect to the shares of Common Stock underlying such incentive awards unless and until such incentive awards are exercised for, or paid in the form of, shares of

Common Stock and the participant becomes the holder of record of such shares. No right or interest of any participant in an incentive award may be assigned or transferred, except pursuant to a qualified domestic relations order (other than the case of incentive stock options), testamentary will, the laws of descent and distribution, or as otherwise expressly permitted by the Incentive Plan, or subjected to any lien or otherwise encumbered during the lifetime of the participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, unless approved by the Compensation Committee in its sole discretion. If Proposal 3 is approved by the Company’s shareholders at the Meeting, then (i) the maximum number of shares of Common Stock that will be available for issuance under the Incentive Plan will be 7,000,000 less the number of shares of Common Stock granted under the prior plans; and (ii) there will be no limit to the number of shares of Common Stock underlying, or with respect to, incentive awards which may be granted in any fiscal year under the Incentive Plan to any participant in the Incentive Plan. On the Record Date, the last sale price of the Common Stock was $0.92 per share, as reported on The Nasdaq Capital Market.
      The Incentive Plan will terminate at midnight on June 23, 2009, unless terminated earlier by action of the Board. The Board may suspend or terminate the Incentive Plan or any portion thereof at any time and may amend the Incentive Plan in any respect without shareholder approval, unless shareholder approval is then required by federal securities or tax laws or the rules of The Nasdaq Capital Market. No incentive award under the Incentive Plan will be granted after termination of the Incentive Plan. Incentive awards outstanding upon termination of the Incentive Plan may continue to be exercised, or become free of restrictions, in accordance with their terms.
      Options. The terms and conditions of any option granted under the Incentive Plan, including whether the option is to be considered an incentive stock option or a non-qualified option, will be determined by the Compensation Committee, subject to the requirements set forth in the Incentive Plan. To the extent, however, that any incentive stock option granted under the Incentive Plan ceases for any reason to qualify as an incentive stock option under the Code, such incentive stock option will continue to be outstanding for purposes of the Incentive Plan but will thereafter be deemed to be a non-qualified option. The per share price to be paid by a participant upon exercise of an option will be determined by the Compensation Committee in its discretion at the time of the option grant; provided that the exercise price for incentive stock options must be equal to the fair market value of one share of Common Stock on the date of grant and 110% of the fair market value if, at the time the incentive stock option is granted, the participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company. The fair market value of Common Stock is equal to the closing bid price, as reported by The Nasdaq Capital Market, as of the date of grant (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote).
      An option will become exercisable at such times and in such installments as may be determined by the Compensation Committee in its sole discretion at the time of grant provided that no option may be exercisable after 10 years from its date of grant. For incentive options, the aggregate fair market value (determined as of the time the incentive option is granted) of shares of Common Stock with respect to which incentive options become exercisable for the first time by the participant under the Incentive Plan during any calendar year may not exceed $100,000.
      Payment of an option exercise price must be made entirely in cash unless the Compensation Committee, in its sole discretion and upon terms and conditions established by the Compensation Committee, allows such payments to be made, in whole or in part, (i) by tender of a written notice pursuant to which a participant irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; (ii) by tender of shares of Common Stock that are already owned by the participant or, with respect to any incentive award, that are to be issued upon the grant, exercise or vesting of such incentive award; (iii) by execution of a promissory note (on terms acceptable to the Compensation Committee in its sole discretion); or (iv) by a combination of such methods.

      Restricted Stock Awards. Restricted stock awards are awards of Common Stock granted to a recipient which are subject to restrictions on transferability and the risk of forfeiture. The Compensation Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Incentive Plan, to the vesting of restricted stock awards as it deems appropriate, including that the participant remain in the continuous employ or service of the Company or any of its subsidiaries for a specified period of time or that the participant or the Company, or any subsidiary or division of the Company, satisfy specified performance goals or criteria. Except as otherwise provided under the Incentive Plan, a participant will have all voting, dividend, liquidation and other rights with respect to such shares of Common Stock issued to the participant as a restricted stock award upon the participant becoming the holder of record of such shares as if such participant were a holder of record of shares of unrestricted Common Stock.
      Stock Bonuses. Stock bonuses are awards of Common Stock that are not subject to any restrictions other than, if imposed by the Compensation Committee, restrictions on transferability. A participant may be granted one or more stock bonuses under the Incentive Plan, and such stock bonuses will be subject to such terms and conditions, consistent with other provisions of the Incentive Plan, as may be determined by the Compensation Committee in its sole discretion. Other than transfer restrictions, if any, imposed by the Compensation Committee, the participant will have all voting, dividend, liquidation and other rights with respect to the shares of Common Stock issued to a participant as a stock bonus under the Incentive Plan upon the participant becoming the holder of record of such shares.
      Effect of Termination of Employment or Other Service. If a participant’s employment or other service with the Company and its subsidiaries is terminated by reason of death, disability or retirement (except in the case of incentive stock options), (i) all outstanding options then held by the participant will become immediately exercisable in full and will remain exercisable for a period of one year after such termination (but in no event after the expiration date of any such option); (ii) all restricted stock awards then held by the participant will become fully vested; and (iii) all stock bonuses then held by the participant will vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in the agreement evidencing such stock bonuses. In the event a participant’s employment or other service is terminated with the Company and its subsidiaries for any reason other than death, disability or retirement (but including retirement in the case of incentive stock options), or a participant is in the employ or service of a subsidiary of the Company and such subsidiary ceases to be a subsidiary of the Company (unless the participant continues in the employ or service of the Company or another subsidiary), (i) all outstanding options then held by the participant will remain exercisable to the extent exercisable as of such termination until the earlier of three months after such termination or the expiration date of any such option, unless termination is for cause, in which case all options will remain exercisable as of such termination for a period of one month after such termination (but in no event after the expiration of any such option); (ii) all restricted stock awards then held by the participant that have not vested will be terminated and forfeited; and (iii) all stock bonuses then held by the participant will vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in the agreement evidencing such stock bonuses.
      Change in Control of the Company. In the event a “change in control” of the Company occurs, then, unless otherwise provided by the Compensation Committee in its sole discretion either in the agreement evidencing an incentive award at the time of grant or at any time after the grant of an incentive award, (i) all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant to whom such options have been granted remains in the employ or service of the Company or any of its subsidiaries; (ii) all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and (iii) all outstanding stock bonuses then held by the participant will vest and/or continue to vest in the manner determined by the Compensation Committee and set forth in the agreement evidencing such stock bonuses. In addition, the Compensation Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding options will receive, with respect to some or all of the shares of Common Stock subject to such options, as of the effective date of any such change in control, cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of such options. To the extent that such acceleration of the vesting of incentive awards or the payment of cash in exchange for all or part of an incentive award would be deemed a “payment” (as defined in the Code), together with any other “payments” which such participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in the Code), then the “payments” to such participant pursuant to the change in control provisions in the Incentive Plan will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code. To the extent, however, that a participant has a separate agreement that specifically provides that such “payments” will not be reduced, then the foregoing limitations will not apply.
      For purposes of the Incentive Plan, a “change in control” of the Company will be deemed to have occurred, among other things, upon (i) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; (ii) the approval by the Company’s shareholders of a plan or proposal for the liquidation or dissolution of the Company; (iii) any person becoming, after the effective date of the Incentive Plan, the beneficial owner, directly or indirectly, of (a) 20% or more, but less than 50%, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by any individuals who are members of the Board on the effective date of the Incentive Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company shareholders, was approved by a vote of at least a majority of the incumbent directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination) (the “incumbent directors”), or (b) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the incumbent directors); (iv) a merger or consolidation to which the Company is a party if the Company shareholders immediately prior to the effective date of such merger or consolidation beneficially own, immediately following the effective date of such merger or consolidation, securities of the surviving corporation representing (a) more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation was approved in advance by the incumbent directors, or (b) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, (regardless of any approval by the incumbent directors); (v) the incumbent directors cease for any reason to constitute at least a majority of the Board; or (vi) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.
      Awards Under the Incentive Plan. The exact number or amounts of any future grants of incentive awards under the Incentive Plan have not been determined at this time, except for awards of restricted Common Stock which may be granted pursuant to the Exchange Program. At the discretion of the Compensation Committee, awards under the Incentive Plan may be made to the Company’s officers, directors and current and future employees. The Company will grant awards of restricted Common Stock to its current officers, directors and employees pursuant to the Exchange Program, if the Exchange Program is approved by the shareholders and implemented by the Company and such officers, directors and employees elect to participate in the Exchange Program. The Company is not obligated to make any future grants of awards under the Incentive Plan. At this time, the Company does not have any plans, proposals or arrangements, written or otherwise, to issue any awards under the Incentive Plan, except for the Exchange Program. See the section of this Proxy Statement titled “Proposal 4 — Exchange Program.”
United States Federal Income Tax Consequences
      The following description of United States federal income tax consequences is based on current statutes, regulations and interpretations. The description does not address non-U.S. or state and local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an incentive award.

      Incentive Options. There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to an employee of an incentive option under the Incentive Plan. The exercise by a participant of an incentive option also will not result in any federal income tax consequences to the Company or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the incentive option, determined at the time of exercise, over the amount paid for the shares by the participant will be includable in the participant’s alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an option exercise price or if shares otherwise to be received pursuant to the exercise of such option are used for such purpose.
      If the participant disposes of the incentive option shares acquired upon exercise of the incentive option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the incentive option was granted, nor within one year after the participant exercised the incentive option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares; and (ii) the option price at which the participant acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.
      If the participant does not satisfy both of the above holding period requirements (a “disqualifying disposition”), then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the incentive option (or, for directors, officers or greater than 10% shareholders of the Company, generally the fair market value of the shares six months after the date of exercise, unless such persons file an election under Section 83(b) of the Code within 30 days of exercise); or (ii) the amount realized on the disposition of the shares, exceeds the option price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.
      Non-Qualified Options. Neither the participant nor the Company incurs any federal income tax consequences as a result of the grant of a non-qualified option. Upon exercise of a non-qualified option, a participant will recognize ordinary income, subject, in the case of employees, to payroll tax withholding requirements, on the “includability date” in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the includability date; and (ii) the consideration paid for the shares. The includability date generally will be the date of exercise of the non-qualified option. However, the includability date for participants who are officers, directors or greater than 10% shareholders of the Company will generally occur six months later, unless such persons file an election under Section 83(b) of the Code within 30 days of the date of exercise to include as ordinary income the amount realized upon exercise of the non-qualified option. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an option exercise price or if shares otherwise to be received pursuant to the exercise of such option are used for such purpose.
      At the time of a subsequent sale or disposition of any shares of Common Stock obtained upon exercise of a non-qualified option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the sale or disposition occurs more than one year after the includability date and short-term capital gain or loss if the sale or disposition occurs one year or less after the includability date.
      In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a non-qualified option for any amounts includable in the taxable income of the participant as ordinary income, provided the Company complies with the applicable withholding and reporting requirements.
      Restricted Stock Awards and Stock Bonuses. With respect to shares issued pursuant to a restricted stock award that is not subject to a substantial risk of forfeiture or with respect to stock bonuses, a participant will recognize ordinary income, subject, in the case of employees, to payroll tax withholding requirements, in the year of receipt in an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a substantial risk of forfeiture, a participant may file an election under Section 83(b) of the Code within 30 days after receipt to recognize ordinary income, subject, in the case of employees, to payroll tax withholding requirements, in the year of receipt in an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the restricted stock award lapse. The Company will receive a corresponding tax deduction for any amounts includable in the taxable income of the participant as ordinary income. At the time any such shares are sold or disposed of, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date of receipt of the restricted stock award.
      A participant who does not make a Section 83(b) election within 30 days of the receipt of a restricted stock award that is subject to a risk of forfeiture will recognize ordinary income, subject, in the case of employees, to payroll tax withholding requirements, at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares free of restrictions. The Company will receive a corresponding tax deduction for any amounts includable in the taxable income of a participant as ordinary income. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with a restricted stock award as to which the restrictions have lapsed, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the restrictions lapse. Any dividends received by a participant with respect to unvested shares will, unless such participant has made a valid Section 83(b) election, constitute compensation income (for which the Company generally will be entitled to a corresponding tax deduction) subject to the participant’s ordinary income tax rates and to wage withholding and reporting by the Company.
      Excise Tax on Parachute Payments. Section 4999 of the Code imposes an excise tax on “excess parachute payments,” as defined in Section 280G of the Code. Generally, parachute payments are payments in the nature of compensation to employees or independent contractors who are also officers, shareholders or highly-compensated individuals, where such payments are contingent on a change in ownership or control of the stock or assets of the paying corporation. In addition, the payments generally must be substantially greater in amount than the recipient’s regular annual compensation. Under Treasury Regulations finalized by the Internal Revenue Service in 2003, under certain circumstances the grant, vesting, acceleration or exercise of options pursuant to the Incentive Plan could be treated as contingent on a change in ownership or control for purposes of determining the amount of a participant’s parachute payments. In general, the amount of a parachute payment (some portion of which may be deemed to be an “excess parachute payment”) would be the cash or the fair market value of the property received (or to be received) less the amount paid for such property. If a participant were found to have received an excess parachute payment, he or she would be subject to a special nondeductible 20% excise tax on the amount thereof, and the Company would not be allowed to claim any deduction with respect thereto.

Equity Compensation Plan Information
      The following table sets forth information regarding equity compensation plans under which the Common Stock is authorized for issuance as of December 31, 2005.

			Weighted
			Average Exercise
	Number of Securities		Price of		Number of Securities
	to be Issued Upon		Outstanding		Remaining Available
	Exercise of		Options,		for Future Issuance
	Outstanding Options,		Warrants and		Under Equity
Plan Category	Warrants and Rights		Rights		Compensation Plans

Equity compensation plans approved by security holders:(1)	2,634,411		$6.02		366,660
Equity compensation plans not approved by security holders:	474,067	(2)(3)	$6.33	(2)(3)	—

Total	3,108,478		$6.07		366,660

(1)	Represents options granted pursuant to the Incentive Plan.

(2)	Does not include (i) options to purchase 151,453 shares of Common Stock with a weighted average exercise price of $7.80 per share, which were originally granted as options to purchase shares of Telemate.Net’s common stock pursuant to the Telemate Stock Incentive Plan and the Telemate.Net Software, Inc. 1999 Stock Incentive Plan and which were assumed by the Company in connection with the Company’s acquisition of Telemate.Net; and (ii) options and warrants to purchase 1,016,048 shares of Common Stock with a weighted average exercise price of $12.60 per share, which were originally granted as options and warrants to purchase shares of Cereus’ common stock pursuant to the Cereus’ Outside Director Warrant Plan, Directors’ Warrant Plan and 1997 Stock Option Plan and which were assumed by the Company in connection with the Company’s acquisition of Cereus. The Company has not made, and will not make, any grants under the stock option or warrant plans of Telemate.Net or Cereus.

(3)	Includes options and warrants to purchase Common Stock granted under plans not approved by the Company’s shareholders. The material features of such plans are set forth below.

(a)	On March 16, 2005, the Company issued warrants to purchase an aggregate of 302,400 shares of Common Stock to two placement agents and 16 employees of the placement agents as compensation for placement agent services rendered to the Company by such agents. The warrants are exercisable over a four-year period commencing on February 4, 2006 at an initial exercise price of $3.60 per share.

(b)	On November 3, 2004, the Company issued to Mr. Jaffe in connection with his appointment as President and Chief Operating Officer of the Company a ten-year option to purchase 100,000 shares of the Common Stock at an exercise price of $2.65 per share; (ii) a ten-year option to purchase 50,000 shares of Common Stock at an exercise price of $3.75 per share; and (iii) a ten-year option to purchase 50,000 shares of Common Stock at an exercise price of $6.25 per share. Each option was to vest with respect to twenty-five percent (25%) of the underlying shares on each of November 3, 2005, November 3, 2006, November 3, 2007 and November 3, 2008. Pursuant to the Separation Agreement, the Company agreed that twenty-five percent (25%) of the shares of the Company’s common stock underlying the options granted to Mr. Jaffe vested as of the Separation Date and such vested options could be exercised at any time and from time to time until the one year anniversary of the Separation Date.

(c)	On November 19, 2004, the Company issued to Mr. Bannerman in connection with his appointment as Senior Vice President, Strategic Initiatives of the Company a ten-year option to purchase 50,000 shares of Common Stock at an exercise price of $3.45 per share exercisable with respect to twenty-five percent (25%) of the underling shares on each of November 19, 2005, November 19, 2006, November 19, 2007 and November 19, 2008.

(d)	On January 30, 2001, the Company issued a warrant to purchase 16,666 shares of Common Stock at an exercise price of $7.50 per share to PNC Bank, National Association, a former lender to the Company (“PNC”), in consideration of PNC consenting to certain transactions engaged in by the Company. The warrant expired on January 30, 2006.

(e)	On October 16, 2001, the Company issued a warrant to purchase 5,000 shares of Common Stock to PNC in consideration of PNC consenting to certain transactions engaged in by the Company. The warrant is exercisable until October 16, 2006, at an exercise price of $0.05 per share.

(f)	On October 31, 1996, the Company issued warrants to purchase an aggregate of 30,000 shares of Common Stock to three individuals as compensation for consulting services rendered by such individuals to the Company. The warrants are exercisable until October 30, 2006, at an exercise price of $30.00 per share.

(g)	On September 19, 1997, the Company issued warrants to purchase an aggregate of 20,000 shares of Common Stock to two individuals as compensation for consulting services rendered by such individuals to the Company. The warrants are exercisable until October 30, 2006, at an exercise price of $26.25 per share.
Vote Required for Amendment to the Incentive Plan
      Approval of the amendment to the Incentive Plan will require the affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock and Series C Preferred Stock present in person or represented by proxy at the Meeting.
Recommendation of the Board of Directors
      The Board unanimously recommends that the shareholders of the Company vote FOR Proposal 3. Proxies solicited by the Board will be voted FOR Proposal 3 unless instructions to the contrary are given.
PROPOSAL 4
EXCHANGE PROGRAM
Overview
      The Board, subject to shareholder approval, authorized a voluntary Exchange Program that, if implemented, will permit the current officers, non-employee directors and employees of the Company and its subsidiaries, including the Company’s Chief Executive Officer, other Named Executive Officers and directors (“Eligible Holders”), to exchange all outstanding options to purchase shares of Common Stock held by them (“Eligible Options”) for a lesser number of shares of Common Stock to be granted as a restricted stock award under, and subject to the terms of, the Incentive Plan. For every Eligible Option to purchase four shares of Common Stock surrendered by an Eligible Holder in the Exchange Program, the Company will grant to such holder one share of restricted Common Stock pursuant to the Incentive Plan (the “Exchange Ratio”). The Exchange Ratio is intended to result in the grant of restricted Common Stock awards having an aggregate value much lower than the aggregate value of the Eligible Options surrendered, determined using the Black-Scholes option valuation model. Each award of restricted Common Stock granted in the Exchange Program to any Eligible Holder other than a non-employee director of the Company will vest in two equal installments on each of the four-month anniversary and the 12-month anniversary of the date of grant of such award. Each award of restricted Common Stock granted in the Exchange Program to any non-employee director of the Company will be vested in its entirety on the date of grant. Notwithstanding the foregoing, an award of restricted Common Stock will terminate and will not vest if the grantee of such award is not an employee or director of the Company or one of its subsidiaries as of the date such award is granted and on each date on which it vests.
      The Company expects that Eligible Options to purchase approximately 2,548,925 shares of Common Stock will be eligible for exchange, and approximately 637,231 shares of restricted Common Stock will be issued if all Eligible Options are surrendered in the Exchange Program. The exercise prices of such Eligible Options range from $1.00 to $90.00 per share, and these options are held by 235 Eligible Holders. As of September 18, 2006, the closing price of the Common Stock was $0.93, as reported by The Nasdaq Capital Market.

      The Exchange Program will not take place unless it is approved by the Company’s shareholders. If shareholder approval of the Exchange Program is not obtained, then Eligible Options will remain outstanding and in effect in accordance with their existing terms.
Reasons for the Exchange Program
      Periodically, the Company has granted stock options under the Incentive Plan to its employees, directors and officers and those of its subsidiaries. The Company has also assumed stock options in connection with certain acquisitions. Each stock option award specifies the exercise price that the optionee must pay to purchase shares of Common Stock when the option is exercised. In accordance with the Incentive Plan, the exercise price per share is set at the closing market price of a share of the Common Stock on the date the option is granted. Optionees receive value from their options only by exercising their rights under the options to purchase shares of Common Stock and subsequently selling the purchased shares at a price that exceeds their purchase price.
      The market price of the Common Stock has experienced significant volatility during the last several years. As a result, many of the Eligible Holders hold options with exercise prices significantly higher than the current market price of the Common Stock (such options are referred to in this Proposal as being “underwater”). On September 18, 2006, options to purchase 2,548,925 shares held by Eligible Holders were underwater with per share exercise prices greater than $0.93, the closing price of the Common Stock on that date, as reported by The Nasdaq Capital Market. These underwater options had a weighted average exercise price of $7.02 and a weighted average expected term of 6.48 years. The exercise prices of options that were underwater on September 18, 2006, ranged from $1.00 to $90.00 per share. These underwater options are no longer effective as performance and retention incentives for the Company’s employees and directors. The Company believes that, in order to enhance long-term shareholder value, the Company needs to maintain competitive employee compensation, incentive and retention programs. An equity stake in the success of the Company is a critical component of these programs. The Company believes the Exchange Program will provide an opportunity to restore for Eligible Holders an incentive to remain employed by, or continue to serve as a director of, the Company and to contribute to the future growth and success of the Company’s business. In addition, the Exchange Program also will provide an opportunity for the Company’s non-employee directors to obtain value from their Eligible Options, which are the only form of compensation provided to directors for their service to the Company.
      Since many of the Eligible Options have been out of the money for an extended period of time, Eligible Holders have had little or no incentive to exercise them. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding stock options has steadily increased as a percentage of the total shares of Common Stock outstanding, creating a significant equity award “overhang.” Under the proposed Exchange Program, participating Eligible Holders will receive significantly fewer shares of restricted Common Stock than the number of shares subject to the Eligible Options surrendered. Because participating Eligible Holders will exchange a greater number of options for a lesser number of shares of restricted Common Stock, the number of shares of Common Stock subject to all outstanding stock options and other unvested equity awards will be reduced, thereby reducing the equity award overhang. If all of the Eligible Options as of September 18, 2006 are exchanged for shares of restricted Common Stock in accordance with the Exchange Ratio, then Eligible Options for approximately 2,548,925 shares will be surrendered and cancelled, while approximately 637,231 shares of restricted Common Stock will be issued, resulting in a net reduction in the equity award overhang by approximately 1,911,694 shares or approximately 5.2% of the number of shares of Common Stock outstanding as of September 18, 2006.
Implementing the Exchange Program
      The Company has not commenced the Exchange Program and will not do so unless the shareholders approve Proposal 4 at the Meeting. If such approval is obtained, the Exchange Program will commence at a time determined by the Compensation Committee. It is currently anticipated that the Exchange Program will commence as promptly as practicable following approval of Proposal 4 by the shareholders. However, even if the Exchange Program is approved by the shareholders, the Board (to which the administration of the

Exchange Program has been delegated by the Compensation Committee) will retain the authority, in its discretion, to terminate or postpone the Exchange Program at any time prior to the expiration of the election period under the Exchange Program (provided, however, in no event will the Exchange Program permit the issuance of restricted Common Stock awards having a greater aggregate value than the aggregate value of the stock options surrendered, as estimated using the Black-Scholes option valuation model).
      Upon the commencement of the Exchange Program, Eligible Holders holding Eligible Options will receive written materials explaining the precise terms and timing of the Exchange Program (an “Offer to Exchange”). Eligible Holders will be given at least 20 business days to elect to exchange some or all of their Eligible Options for shares of restricted Common Stock. They will make this election by filling out an election form which will be distributed to them as part of the Offer to Exchange and submitting the form to the Company’s Chief Executive Officer within the 20 business day period (or such longer period as the Board may choose to keep the Offer to Exchange open). Once the Offer to Exchange is closed, Eligible Options that were surrendered for exchange will be cancelled, and the Board will approve grants of restricted Common Stock awards to participating Eligible Holders in accordance with the Exchange Ratio. All such restricted Common Stock awards will be granted under the Incentive Plan and will be subject to the terms of such plan and a restricted Common Stock award agreement to be entered into between the Company and each participating Eligible Holder.
      At or before commencement of the Exchange Program, the Company will file the Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Holders, as well as shareholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov.
      If you are both a shareholder and an Eligible Holder, please note that voting to approve the Exchange Program does not constitute an election to participate in the Exchange Program.
Further Description of the Exchange Program
      Eligible Options. As of September 18, 2006, options to purchase 2,548,925 shares of Common Stock, having per share exercise prices ranging from $1.00 to $90.00, are held by Eligible Holders and would be eligible for exchange under the Exchange Program. The 2,548,925 Eligible Options that were outstanding as of September 18, 2006 have a weighted average exercise price of $6.99 and a weighted average remaining term of 6.473 years. All of the 2,548,925 Eligible Options were underwater as of September 18, 2006.
      Eligible Holders. The Exchange Program will be open to all of the current employees, officers and directors of the Company and its subsidiaries, including the Company’s Chief Executive Officer, other Named Executive Officers and non-employee directors, who hold Eligible Options. The Board may exclude employees in certain non-U.S. jurisdictions from the Exchange Program if local law would make their participation infeasible or impractical. To be an Eligible Holder, an individual must be employed by, or be serving as a director of, the Company or one of its subsidiaries at the time the Offer to Exchange commences and on the date the surrendered Eligible Options are cancelled and the restricted Common Stock awards are granted to replace them. Any employee or director holding Eligible Options who elects to participate in the Exchange Program but whose employment or service as a director terminates for any reason prior to the grant of the restricted Common Stock awards, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the Exchange Program and will instead retain his or her Eligible Options subject to their existing terms. As of September 18, 2006, Eligible Options were held by 225 employees, all of the Company’s non-employee directors, the Company’s Chief Executive Officer, Executive Chairman of the Board, Chief Financial Officer, and one other Named Executive Officer.
      Exchange Ratio. The objective in establishing a 4-to-1 Exchange Ratio is to ensure that the restricted Common Stock awards granted in connection with the Exchange Program will have an aggregate value no greater than the aggregate value of the Eligible Options surrendered. The Company calculated the fair value of the Eligible Options outstanding as of September 18, 2006 using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option, and the Company uses this model for determining stock-based compensation reported in the Company’s consolidated financial statements. For purposes of determining the fair value of an Eligible Option under the Black-Scholes model, the following factors were used: (i) the Eligible Option’s exercise price; (ii) an assumed value of $0.93 per share of the Common Stock, which was the closing price per share of Common Stock on The Nasdaq Capital Market on September 18, 2006; (iii) an expected volatility of the Common Stock price of 105%; (iv) the remaining contractual life of the Eligible Option; (v) a risk-free interest rate of between 5.0% and 5.1%; and (vi) no expected dividends. The Company selected the 4-to-1 Exchange Ratio by assuming a $0.93 per share value for each share of restricted Common Stock to be issued in the Exchange Program, which was the closing price per share of the Common Stock on The Nasdaq Capital Market on September 18, 2006. According to these calculations, if all of the Eligible Options as of July 12, 2006 are exchanged for shares of restricted Common Stock in accordance with the 4-to-1 Exchange Ratio, options to purchase approximately 2,548,925 shares, having an aggregate fair value of approximately $1,444,769, will be surrendered in exchange for approximately 637,231 shares of restricted Common Stock having an assumed fair market value of approximately $649,976.
      The total number of shares of restricted Common Stock a participating Eligible Holder will receive with respect to a surrendered Eligible Option will be determined by dividing the number of shares subject to the surrendered option by four and rounding to the nearest whole share.
      The valuation of the Eligible Options and the shares of restricted Common Stock that may be issued in the Exchange Program was made, and the Exchange Ratio was selected, based upon the closing per share closing price of the Common Stock on September 18, 2006. While it is the Company’s objective that the restricted Common Stock awards granted in connection with the Exchange Program have an aggregate value no greater than the aggregate value of the Eligible Options surrendered, use of a fixed exchange ratio will result in certain specific surrendered Eligible Options having a fair value (based in the Black-Scholes option valuation model using the assumptions described above) less than the value of the shares of restricted Common Stock granted in exchange for those options (based on the assumed price for the Common Stock described above). The Compensation Committee will retain the discretion to adjust the Exchange Ratio if there is a change in the market price of the Common Stock preceding the commencement of the Exchange Program in comparison to the average market price used in selecting the Exchange Ratio. However, in no event will the Company grant restricted Common Stock awards in connection with the Exchange Program having an aggregate value (based on the closing price of the Common Stock on The Nasdaq Capital Market on the date of grant) greater than the aggregate fair value of the Eligible Options surrendered.
      Election to Participate. Participation in the exchange program will be voluntary. Eligible Holders will have an election period of at least 20 business days from the commencement of the Offer to Exchange in which to determine whether they wish to participate.
      Vesting of Restricted Stock Award. Restricted Common Stock awards granted in the Exchange Program to any Eligible Holder other than a non-employee director will be completely unvested at the time they are granted and will vest in equal installments on each of the four-month anniversary and the 12-month anniversary of the date of grant of such award. Restricted Common Stock awards granted in the Exchange Program to non-employee directors of the Company will be vested in their entirety on the date of grant. Notwithstanding the foregoing, a restricted Common Stock award will terminate and will not vest if the grantee of such award is not an employee or director of the Company or one of its subsidiaries as of the date such award is granted or on any date it vests. A participant in the Exchange Program will forfeit any portion of a restricted Common Stock award that remains unvested at the time his or her employment with, or service as a director of, the Company or one of its subsidiaries terminates for any reason. The Incentive Plan provides that upon the consummation of a change in control (as defined in the Incentive Plan), all outstanding restricted stock awards will become immediately fully vested and non-forfeitable unless the agreement evidencing such award provides otherwise. Pursuant to the terms of employment agreements between the Company and each of its executive officers and certain other key employees, if the executive is employed by the Company upon the occurrence of a change in control (as defined in the agreements), then vesting of all the executive’s then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable and non-forfeitable.

      Other Material Terms and Conditions of Restricted Stock Rights. Restricted Common Stock issued in the Exchange Program will be granted pursuant to the Incentive Plan and will be subject to its terms. Each share of restricted Common Stock issued to a participant in the Exchange Program is a share of Common Stock that remains subject to forfeiture upon the participant’s termination of employment or service until it has vested. A participant is not required to pay any monetary consideration to receive shares of the Common Stock upon receipt of a restricted Common Stock award. However, subject to the limitations described below, Eligible Holders participating in the Exchange Program will recognize taxable income in connection with their restricted Common Stock awards no later than the vesting of the award, although the applicable tax laws may vary from country to country. For U.S. employees and many of the Company’s non-U.S. employees, this income will be subject to income and employment tax withholding. The Company intends to satisfy its tax withholding obligations by (i) requiring participating Eligible Holders to pay to the Company upon the vesting of the restricted Common Stock a cash amount equal to the applicable minimum statutory withholding requirements or (ii) deducting from the shares of Common Stock that would otherwise be released to participating Eligible Holders upon the vesting of restricted Common Stock a number of whole shares having a fair market value that does not exceed by more than the value of a fractional share the applicable minimum statutory withholding requirements. All other terms and conditions of the restricted Common Stock issued in the Exchange Program will be substantially the same as those that apply generally to such awards granted under the Incentive Plan, as described in Proposal 3 of this proxy statement.
      Potential Modification to Exchange Program to Comply with Governmental Requirements. The terms of the Exchange Program will be described in an Offer to Exchange that will be filed with the SEC. Although the Company does not anticipate that the SEC would require the Company to modify the terms materially, it is possible that the Company will need to alter the terms of the Exchange Program to comply with comments from the SEC. In addition, the Company intends to make the Exchange Program available to its employees who are located outside the United States, where permitted by local law and where the Company determines it is feasible and practical to do so. It is possible that the Company may need to make modifications to the terms offered to employees in countries other than the U.S. to comply with local requirements, or for tax or accounting reasons.
New Plan Benefits
      Because the decision whether to participate in the Exchange Program is completely voluntary, the Company is not able to predict who or how many Eligible Holders will elect to participate, how many Eligible Options will be surrendered for exchange or the number of shares of restricted Common Stock that may be issued.

      The information in the following table assumes that all of the Eligible Options are exchanged and the restricted Common Stock awards are granted in accordance with the 4-to-1 Exchange Ratio.

				Restricted Stock Awards
	Eligible Options
				Dollar
Name and Position	Dollar Value(1)	Number	Exercise Prices	Value(2)	Number

Steven A. Odom	$202,420	700,000	$2.10 to $20.70	$162,750	175,000
Executive Chairman of the Board and former Chief Executive Officer
Montgomery L. Bannerman	$154,312	200,000	$2.50 to $6.25	$46,500	50,000
Chief Executive Officer and a Director, former President and former Senior Vice President, Strategic Initiatives
Gary H. Heck	$71,899	107,500	$2.25 to $20.15	$24,994	26,875
Director, former President and former Chief Operating Officer
Juliet M. Reising	$113,256	267,746	$2.10 to $20.70	$62,251	66,937
Executive Vice President and Chief Financial Officer
Yves Desmet	$53,152	65,500	$1.45 to $16.75	$15,229	16,375
Senior Vice President, Worldwide Sales and former Director of Sales
All Current Executive Officers as a Group	$523,142	1,233,246	$2.10 to $20.70	$286,730	308,312
All Current Directors Who are Not Executive Officers as a Group	$279,949	380,000	$1.12 to $20.30	$88,350	95,000
All Employees (including all Current Officers Who are Not Executive Officers) as a Group	$641,678	935,679	$1.00 to $90.00	$217,545	233,920

(1)	The estimated dollar value of the Eligible Options was calculated using the Black-Scholes option valuation model, using the assumptions described under the section of this Proxy Statement titled “Description of the Exchange Program — Exchange Ratio.”

(2)	The estimated dollar value of the restricted Common Stock awards represents the closing price of the Common Stock on The Nasdaq Capital Market on September 18, 2006 ($0.93), multiplied by the number of shares of restricted Common Stock covered by the award.

United States Federal Income Tax Consequences
      The following is a summary of the anticipated material United States federal income tax consequences of participating in the Exchange Program and of holding restricted Common Stock. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. The tax consequences of the Exchange Program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program.
      The exchange of Eligible Options for restricted Common Stock rights pursuant to the Exchange Program should be treated as a non-taxable exchange and the Company, its shareholders and the participating Eligible Holders generally should recognize no income for United States federal income tax purposes upon the surrender of Eligible Options and the grant of restricted, unvested Common Stock awards (other than in the case of any participant who makes a timely election with the Internal Revenue Service to accelerate the recognition of income). A summary of the United States federal income tax consequences relating to restricted stock awards is set forth under the section of the Proxy Statement entitled “Proposal 3 Amendment to Incentive Plan — United States Federal Income Tax Consequences.” The tax consequences for non-U.S. Eligible Holders participating in the Exchange Program may differ from the United States federal income tax consequences.
Accounting Impact
      Effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), on accounting for share-based payments. Under SFAS No. 123R, to the extent the fair value of each award of restricted Common Stock granted to Eligible Holders exceeds the fair value of the Eligible Options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the Eligible Options surrendered in exchange for the restricted Common Stock, will be recognized by the Company as an expense for compensation. This expense will be recognized ratably over the vesting period of the restricted Common Stock in accordance with the requirements of SFAS No. 123R. In the event that any of award of restricted Common Stock is forfeited prior to its vesting due to termination of employment or service, the expense for the forfeited restricted Common Stock will be reversed and will not be recognized. Because the Company does not anticipate issuing any restricted Common Stock having a fair value in excess of the fair value of the Eligible Options surrendered, the Company does not expect to recognize any incremental compensation cost as a result of the Exchange Program.
Effect on Shareholders
      The Company is unable to predict the impact of the Exchange Program on the Company’s shareholders because it is not possible to predict how many or which Eligible Holders will exchange their Eligible Options. The Exchange Program was designed to avoid any additional compensation charge and to reduce the overhang from outstanding stock options. As of September 18, 2006, the maximum number of shares subject to Eligible Options which could be exchanged is 2,548,925 and the maximum number of shares of Common Stock underlying the restricted Common Stock which could be issued using the Exchange Ratio is 637,231. As explained above, the net reduction in shares subject to outstanding equity awards resulting from the Exchange Program could be significantly lower depending on factors such as the level of participation by the Eligible Holders in the Exchange Program. The reduction in overhang will also be partially offset by the grant of additional equity awards the Company may make pursuant to the Incentive Plan. In addition, the number of shares of Common Stock underlying the Eligible Options surrendered in the Exchange Program, less the number of shares of restricted Common Stock granted in the Exchange Program, will be returned to the Incentive Plan and will be available for the grant of future awards under the Incentive Plan.
Vote Required for Amendment to the Incentive Plan
      Approval of the Exchange Program will require the affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock and Series C Preferred Stock present in person or represented by proxy at the Meeting.
Recommendation of the Board of Directors
      The Board unanimously recommends that the shareholders of the Company vote FOR Proposal 4. Proxies solicited by the Board will be voted FOR Proposal 4 unless instructions to the contrary are given.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Overview
      Tauber & Balser currently serves as the Company’s independent registered public accountants, and the Board has appointed Tauber & Balser to serve as the independent registered public accountants to conduct an audit of the Company’s consolidated financial statements for the year ending December 31, 2006. Grant Thornton served as the Company’s independent registered public accountants from June 2004 to June 2006 and conducted the audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2005 and 2004. KPMG LLP (“KPMG”) served as the Company’s principal accountants from October 2000 to June 2004 and conducted the audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2003 and 2002.
      Appointment of the independent registered public accountants of the Company is not required to be submitted to a vote of the shareholders of the Company for ratification under the laws of the State of Minnesota. However, the Audit Committee has recommended that the Board submit this matter to the shareholders of the Company as a matter of good corporate practice. If the shareholders fail to ratify the appointment of Tauber & Balser, then the Board will appoint another firm to serve as the independent registered public accountants of the Company for the year ending December 31, 2007.
      Representatives of Tauber & Balser are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of Grant Thornton and KPMG are not expected to be present at the Meeting.
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure
      Grant Thornton resigned as the independent registered public accountants for the Company effective June 12, 2006, the date on which the Company engaged Tauber & Balser as the Company’s new independent registered public accountants. Grant Thornton notified the Company on April 10, 2006 that it would not stand for reappointment as the Company’s independent registered public accounting firm for the year ending December 31, 2006. The decision to change accountants was approved by the Audit Committee and the Board.
      Grant Thornton audited the financial statements for the Company and its subsidiaries for the years ended December 31, 2005 and 2004 (the “2005 and 2004 Financial Statements”). Grant Thornton’s audit reports on the 2005 and 2004 Financial Statements did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended December 31, 2005 and the subsequent interim period through June 12, 2006, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreements in connection with its audit reports on the 2005 and 2004 Financial Statements; and (ii) there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.
      The Company engaged Tauber & Balser as its new independent registered public accountants as of June 12, 2006 after the Audit Committee reviewed responses to requests for proposals. During the two most recent fiscal years and through June 12, 2006, the Company did not consult with Tauber & Balser regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice provided that Tauber & Balser concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304 (a)(1)(iv) and related instructions of Regulation S-K) or a reportable event.
      On June 7, 2004, the Company dismissed KPMG as its principal accountants. The Audit Committee and Board participated in and approved the decision to change independent accountants. KPMG audited the consolidated financial statements for the Company and its subsidiaries as of and for the years ended December 31, 2003 and 2002 (the “2003 and 2002 Financial Statements”).
      The audit reports of KPMG on the 2003 and 2002 Financial Statements did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:
      KPMG’s report on the 2003 and 2002 Financial Statements of contained a separate paragraph stating that, effective July 1, 2001, Verso Technologies, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and fully adopted all provisions effective January 1, 2002.
      In connection with KPMG’s audits for the two fiscal years ended December 31, 2003 and the subsequent interim period through June 7, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with their audit reports on the 2003 and 2002 Financial Statements.
      The Company engaged Grant Thornton as its new independent registered public accountants as of June 7, 2004 after the Audit Committee’s review of responses to requests for proposals. During the two most recent fiscal years and through June 7, 2004, the Company did not consult with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304 (a)(1) (iv) and related instructions of Regulation S-K) or a reportable event (as defined in Item 304 (a)(1) (v) of Regulation S-K).
Audit Fees
      Grant Thornton billed $460,100 and $382,600 for fiscal years 2005 and 2004, respectively, for professional services rendered by Grant Thornton for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by such firms in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
      Grant Thornton billed for no audit-related services other than described under “Audit Fees” above for fiscal years 2005 and 2004, respectively.
Tax Fees
      Grant Thornton billed for no professional services for fiscal years 2005 or 2004 for tax compliance, tax advice and tax planning.
All Other Fees
      Grant Thornton did not bill for, nor render professional services to the Company during, fiscal years 2005 or 2004 for any services that are not included in the above classifications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
      The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors. The Audit Committee has adopted a policy which provides for general pre-approval of specified audit, audit-related, tax and other services that do not exceed enumerated dollar amounts. The policy also provides that, unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee.
      The Audit Committee has determined the audit, audit-related, tax and other services that are the basis for general pre-approval by the Audit Committee. The enumerated dollar amounts at which such general pre-approval will apply are currently under consideration by the Audit Committee. Until the Audit Committee has determined such enumerated dollar amounts, all services performed by the Company’s independent auditors will require the specific pre-approval of the Audit Committee.
Vote Required for Ratification of Independent Registered Public Accountants
      Ratification of the appointment of independent registered public accountants will require the affirmative vote of the holders of a majority of the votes representing the shares of Common Stock and Series C Preferred Stock present in person or represented by proxy at the Meeting.
Recommendation of the Board of Directors
      The Board unanimously recommends that the shareholders of the Company vote FOR Proposal 5. Proxies solicited by the Board will be voted FOR Proposal 5 unless instructions to the contrary are given.
ADDITIONAL INFORMATION
Annual Report
      A copy of the Annual Report, excluding exhibits, is enclosed with this Proxy Statement. The Annual Report is not a part of the proxy soliciting material enclosed herewith. Upon receipt of a written request, the Company will, without charge, furnish any owner of its Common Stock or Series C Preferred Stock a copy of its Annual Report, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.
Other Matters
      Management knows of no matters which will be presented for consideration at the Meeting other than those stated in the Notice of Annual Meeting of Shareholders which accompanied this Proxy Statement. However, if any other matters do properly come before the Meeting, the person or persons named in the accompanying proxy form will vote the proxy in accordance with their best judgment regarding such matters. Such person or persons will also vote the proxy in accordance with their best judgment on matters incident to the conduct of the Meeting, including any decisions to adjourn the Meeting.
Shareholder Proposals
      Any and all shareholder proposals with respect to nominations of persons for election as directors must comply with the provisions of Article III, Section 10 of the Bylaws, which provisions are summarized in the section of this Proxy Statement titled “Proposal 1 — Election of Directors — Nominating Process for Directors.” Any and all other shareholder proposals for inclusion in the proxy materials for the Company’s annual meeting of shareholders to be held in 2007 must comply with Rule 14a-8 promulgated under the Exchange Act and must be received by the Company, at its offices located at 400 Galleria Parkway, Suite 200,

Atlanta, Georgia 30339, not later than February 1, 2007. Such other proposals should be addressed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.
      Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the accompanying form of proxy and return it promptly to the Company in the enclosed postage-paid envelope. Shareholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

By Order of the Board of Directors,

Steven A. Odom
Executive Chairman of the Board
Atlanta, Georgia
October 4, 2006

APPENDIX A
VERSO TECHNOLOGIES, INC.
1999 STOCK INCENTIVE PLAN

1.	PURPOSE OF PLAN
      The purpose of the Verso Technologies, Inc. 1999 Stock Incentive Plan (the “Plan”) is to advance the interests of Verso Technologies, Inc. (the “Company”) and its shareholders by enabling the Company and its Subsidiaries to attract and retain persons of ability to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives.

2.	DEFINITIONS
      The following terms will have the meanings set forth below, unless the context clearly otherwise requires:
      2.1     “Board” means the Board of Directors of the Company.
      2.2     “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer.
      2.3     “Change in Control” means an event described in Section 11.1 of the Plan.
      2.4     “Code” means the Internal Revenue Code of 1986, as amended.
      2.5     “Committee” means the group of individuals administering the Plan, as provided in Section 3 of the Plan.
      2.6     “Common Stock” means the common stock of the Company, par value $.01 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.5 of the Plan.
      2.7     “Company” means Verso Technologies, Inc., a Minnesota corporation.
      2.8     “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.
      2.9     “Eligible Recipients” means all employees of the Company or any Subsidiary and any non-employee directors, consultants and independent contractors of the Company or any Subsidiary. An Incentive Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Incentive Awards shall not become vested prior to the date the employee first performs such services.
      2.10     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      2.11     “Fair Market Value” means, with respect to the Common Stock, as of any date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote) (a) the mean between the reported high and low sale prices of the Common Stock if the Common Stock is listed, admitted to unlisted trading privileges or reported on any national securities exchange or on the Nasdaq National Market; (b) if the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national securities exchange or on the Nasdaq National Market, the closing bid price as reported by the Nasdaq SmallCap Market, OTC Bulletin Board or the National Quotation Bureau, Inc. or other comparable service; or (c) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including, without limitation, the Company, the shareholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.
      2.12     “Incentive Award” means an Option, Restricted Stock Award or Stock Bonus granted to an Eligible Recipient pursuant to the Plan.
      2.13     “Incentive Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.
      2.14     “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.
      2.15     “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
      2.16     “Participant” means an Eligible Recipient who receives one or more Incentive Awards under the Plan.
      2.17     “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued upon the grant, exercise or vesting of such Incentive Award.
      2.18     “Prior Plans” means the Company’s 1995 Stock Incentive Plan, 1997 Stock Incentive Plan, and 1998 Stock Incentive Plan.
      2.19     “Repricing” means (a) amending the terms of an outstanding Option to lower its exercise price; (b) taking any other action that is treated as repricing under generally accepted accounting principles; or (c) taking any other action that is treated as repricing under any applicable rule of the Nasdaq Stock Market or any national securities exchange on which the Common Stock is listed or reported.
      2.20     “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 7 of the Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 7.
      2.21     “Retirement” means termination of employment or service pursuant to and in accordance with the regular (or, if approved by the Board for purposes of the Plan, early) retirement/pension plan or practice of the Company or Subsidiary then covering the Participant, provided that if the Participant is not covered by any such plan or practice, the Participant will be deemed to be overed by the Company’s plan or practice for purposes of this determination.
      2.22     “Securities Act” means the Securities Act of 1933, as amended.
      2.23     “Stock Bonus” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan.
      2.24     “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.
      2.25     “Tax Date” means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.

3.	PLAN ADMINISTRATION
      3.1     The Committee. The Plan will be administered by the Board or by a committee of the Board. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board who are “non-

employee directors” within the meaning of Rule 16b-3 under the Exchange Act and, if the Board so determines in its sole discretion, who are “outside directors” within the meaning of Section 162(m) of the Code. Such a committee, if established, will act by majority approval of the members (including written consent of a majority of the members), and a majority of the members of such a committee will constitute a quorum. As used in the Plan, “Committee” will refer to the Board or to such a committee, if established. To the extent consistent with corporate law, the Committee may delegate to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.
      3.2     Authority of the Committee.
      (a) In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.
      (b) The Committee will have the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award, accept the surrender of any outstanding Incentive Award or, to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification. No amendment or modification to an Incentive Award, however, whether pursuant to this Section 3.2 or any other provisions of the Plan, will be deemed to be a regrant of such Incentive Award for purposes of this Plan.
      (c) In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares, (ii) any purchase, acquisition, sale or disposition of a significant amount of assets or a significant business, (iii) any change in accounting principles or practices, or (iv) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Participant, amend or modify the vesting criteria of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, that the amended or modified terms are permitted by the Plan as then in effect.
      (d) Notwithstanding anything to the contrary set forth in the Plan, unless and except to the extent otherwise approved by the shareholders of the Company, Repricing of Options granted under the Plan is not permitted.

4.	SHARES AVAILABLE FOR ISSUANCE
      4.1     Maximum Number of Shares Available. Subject to adjustment as provided in Section 4.5 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 3,500,000 shares of Common Stock less the number of shares of Common Stock issued pursuant to the Prior Plans. Notwithstanding any other provisions of the Plan to the contrary other than Section 6.7, no Participant in the Plan may be granted any Options or any other Incentive Awards with a value based solely on an increase in the value of the Common Stock after the date of grant, relating to more than 60,000 shares of Common Stock in the aggregate in any fiscal year of the Company (subject to adjustment as provided in Section 4.5 of the Plan); provided, however, that a Participant who is first appointed or elected as an officer, hired as an employee or retained as a consultant by the Company or who receives a promotion that results in an increase in responsibilities or duties may be granted, during the fiscal year of such appointment, election, hiring, retention or promotion Options or such other Incentive Awards relating to up to 100,000 shares of Common Stock (subject to adjustment as provided in Section 4.5 of the Plan).
      4.2     Accounting for Incentive Awards. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. Any shares of Common Stock that are subject to an Incentive Award that lapses, expires, is forfeited or for any reason is terminated unexercised or unvested and any shares of Common Stock that are subject to an Incentive Award that is settled or paid in cash or any form other than shares of Common Stock, or used to satisfy the applicable tax withholding obligation will automatically again become available for issuance under the Plan. Any shares of Common Stock that constitute the forfeited portion of a Restricted Stock Award, however, will not become available for further issuance under the Plan.
      4.3     General Restrictions. Delivery of shares of Common Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be reflected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
      4.4     Shares of Common Stock Issued Pursuant to Incentive Stock Options. Subject to Section 4.5, the maximum number of shares of Common Stock that may be issued by Options intended to be Incentive Stock Options pursuant to the Plan shall be 17,500,000 less the number of shares of Common Stock issued pursuant to the Prior Plans
      4.5     Adjustments to Shares and Incentive Awards. In the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock dividend, stock split, of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of

Participants, (a) the number and kind of securities or other property (including cash) to outstanding Options, and (b) the exercise price of outstanding Options.

5.	PARTICIPATION
      Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.

6.	OPTIONS
      6.1     Grant. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, may be determined by the Committee in its sole discretion. Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option granted under the Plan ceases for any reason to qualify as an “incentive stock option” purposes of Section 422 of the Code, such Incentive Stock Option will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a Non-Statutory Stock Option.
      6.2     Exercise Price. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant, provided that price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant with respect to an Incentive Stock Option (110% of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).
      6.3     Exercisability and Duration. An Option will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; however, that no Option may be exercisable after 10 years from its date of grant or, in the case of an Eligible Participant who owns, directly or indirectly (as determined pursuant to Section 424(d) of the Code), more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company (within the meaning of Sections 424(f) and 424(e), respectively, of the Code), five years from its date of grant.
      6.4     Payment of Exercise Price. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order);, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, Previously Acquired Shares, by tender of a promissory note (on terms acceptable to the Committee in its sole discretion) or by a combination of such methods.
      6.5     Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company (Attention: Chief Financial Officer) at its office at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339 (or such other office as the Company may designate), and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.
      6.6     Aggregate Limitation of Common Stock Subject to Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other incentive stock option plans of the Company, any subsidiary or any parent corporation of the Company (within the meaning of Sections 424(f)

424(e), respectively, of the Code)) exceeds $100,000 (or such other amount as may be prescribed by the Code from time to time), excess Incentive Stock Options shall be treated as Non-Statutory Stock Options. The determination shall be made by taking Incentive Stock Options into account in the order in which they were granted. If such excess only applies to a portion of an Incentive Stock Option, the Committee, in its discretion, designate which shares shall be treated as shares to be acquired upon exercise of an Incentive Stock Option.
      6.7     Options to Purchase Stock of Acquired Companies. After any reorganization, merger or consolidation involving the Company or a subsidiary of the Company, the Committee may grant Options in substitution of options issued under a plan of another party to the reorganization, merger or consolidation, where such party’s stock may no longer be outstanding following such transaction. to Section 424(a) of the Code, the Committee shall have sole discretion to determine all terms and conditions of Options issued under this Section 6.7, including, but not limited to, exercise price and expiration date.

7.	RESTRICTED STOCK AWARDS
      7.1     Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period or that the Participant or the Company (or any Subsidiary or division thereof) satisfy certain performance goals or criteria.
      7.2     Rights as a Shareholder; Transferability. Except as provided in Sections 7.1, 7.3 and 12.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 7 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock.
      7.3     Dividends and Distributions. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. In the event the Committee determines not to pay such dividends or distributions currently, the Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions. In addition, the Committee in its sole discretion may require such dividends and distributions to be reinvested (and in such case the Participants consent to such reinvestment) in shares of Common Stock that will be subject to the same restrictions as the shares to which such dividends or distributions relate.
      7.4     Enforcement of Restrictions. To enforce the restrictions referred to in this Section 7, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent.

8.	STOCK BONUSES
      An Eligible Recipient may be granted one or more Stock Bonuses under the Plan, and such Stock Bonuses will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee. The Participant will have all voting, dividend, liquidation and other rights with respect to the shares of Common Stock issued to a Participant as a Stock Bonus under this Section 10 upon the Participant becoming the holder of record of such shares; provided, however, that the Committee may impose such restrictions on the assignment or transfer of a Stock Bonus as it deems appropriate.

9.	EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE
      9.1     Termination Due to Death, Disability or Retirement. In the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death, Disability or Retirement:

(a) All outstanding Options then held by the Participant will become immediately exercisable in full and will remain exercisable for a period of one year after such termination (but in no event after the expiration date of any such Option);

(b) All Restricted Stock Awards then held by the Participant will become fully vested; and

(c) All Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Stock Bonuses.
      9.2     Termination for Reasons Other Than Death, Disability or Retirement.

(a) Subject to the second sentence of this Section 9.2(a), in the event a Participant’s employment or other service is terminated with the Company and all Subsidiaries for any reason other than death, Disability or Retirement, or a Participant is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ or service of the Company or another Subsidiary), all rights of the Participant under the Plan and any agreements evidencing an Incentive Award will immediately terminate without notice of any kind, and no Options then held by the Participant will thereafter be exercisable, Restricted Stock Awards then held by the Participant that have not vested will be terminated and forfeited, all Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Stock Bonuses. However, (i) if such termination is due to any reason other than termination by the Company or any Subsidiary for “cause,” all outstanding Options or Stock Appreciation Rights then held by such Participant will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the expiration date of any such Option), and (ii) if such termination is due to termination by the Company or any Subsidiary for “cause”, outstanding Options then held by such Participant will remain exercisable as of such termination for a period of one month after such termination (but in no event after the expiration date of any such Option).

(b) For purposes of this Section 9.2, “cause” (as determined by the Committee) will be as defined in any employment or other agreement or policy applicable to the Participant or, if no such agreement or policy exists, will mean (i), fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties, or (iv) any material breach of any employment, service, or noncompete agreement entered into with the Company or any Subsidiary.
      9.3     Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 9, upon a Participant’s termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause Options and Stock Appreciation Rights (or any part thereof) then held by such Participant to become or continue to become exercisable and/or remain exercisable following such termination of employment or service and Restricted Stock Awards, Performance Units and Stock Bonuses then held by such Participant to vest and/or continue to vest or become free of transfer restrictions, as the case may be, such termination of employment or service, in each case in the manner determined by the Committee; provided, however, no Option or Stock Appreciation Right may remain exercisable beyond its expiration date.
      9.4     Breach of Confidentiality or Noncompete Agreements. Notwithstanding anything in the Plan to the contrary, in the event that a Participant materially breaches the terms of any confidentiality or noncompete agreement entered into with the Company or any Subsidiary, such breach occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may immediately terminate all rights of the Participant under the Plan and any agreements evidencing an Incentive Award then held by the Participant without notice of any kind.
      9.5     Date of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, determined by the Committee in its sole discretion based upon such records.

10.	PAYMENT OF WITHHOLDING TAXES
      10.1     General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Award.
      10.2     Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 10 of the Plan by electing to tender Previously Acquired Shares, a Broker Exercise Notice or a promissory note (on terms acceptable to the Committee in its sole discretion), or by a combination of such methods.

11.	CHANGE IN CONTROL
      11.1     Change in Control. For purposes of this Section 11, a “Change in Control” of the Company will mean the following:

(a) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

(b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(c) any person becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but less than 50%, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

(d) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (i) more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors (as defined in Section 11.2 below), or (ii) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

(e) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(f) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.
      11.2     Incumbent Directors. For purposes of this Section 11, “Incumbent Directors” of the Company will mean any individuals who are members of the Board on the effective date of the Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).
      11.3     Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.2 and 4.5 of the Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award, (a) all outstanding Options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options have been granted remains in the employ or service of the Company or any Subsidiary; (b) all outstanding Restricted Stock Awards will become immediately fully vested and non-forfeitable; and (c) all outstanding Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Stock Bonuses.
      11.4     Cash Payment for Options. If a Change in Control of the Company occurs, then the Committee, if approved by the Committee in its sole discretion either in an agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award, and without the consent of any Participant effected thereby, may determine that some or all Participants holding outstanding Options will receive, with respect to some or all of the shares of Common Stock subject to such Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value of such shares immediately prior to the effective date of such Change in Control of the Company over the exercise price per share of such Options.
      11.5     Limitation on Change in Control Payments. Notwithstanding anything in Section 11.3 or 11.4 of the Plan to the contrary, if, respect to a Participant, the acceleration of the vesting of an Incentive Award as provided in Section 11.3 or the payment of cash in exchange for all or part of an Incentive Award as provided in Section 11.4 (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” which such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 11.3 or 11.4 of the Plan will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code;, however, that if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that such “payments” not be reduced or that the Participant will have the discretion to determine which “payments” will be reduced), then this Section 11.5 will not apply, and any “payments” to a Participant pursuant to Section 11.3 or 11.4 of the Plan will be treated as “payments” arising under such separate agreement.

12.	RIGHTS OF ELIGIBLE RECIPIENTS AND PARTICIPANTS; TRANSFERABILITY.
      12.1     Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Subsidiary.

      12.2     Rights as a Shareholder. As a holder of Incentive Awards (other than Restricted Stock Awards and Stock Bonuses), a Participant will have no rights as a shareholder unless and until such Incentive Awards are exercised for, or paid in the form of, of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan, adjustment will be made for dividends or distributions with respect to such Incentive Awards as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.
      12.3     Restrictions on Transfer. Except as otherwise provided in this Section 12.3, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, or pursuant to the terms of a domestic relations order, as defined in Section 414(p)(1)(B) of the Code, which satisfies the requirements of Section 414(p)(1)(A) of the Code (a “Qualified Domestic Relations Order”). During the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative or attorney-in-fact) or the alternate payee named in a Qualified Domestic Relations Order may exercise the Participant’s rights under the Plan. The Participant’s Beneficiary may exercise a Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Participant who originally received the Options or to an individual or trust to whom the Participant could have initially transferred the Option pursuant to this Section 12.3. Options which are transferred pursuant to this Section 12.3 shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.
      12.4     Non-exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

13.	SECURITIES LAW AND OTHER RESTRICTIONS
      Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable state securities laws or an exemption from such registration under the Securities Act and applicable state securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

14.	PLAN AMENDMENT, MODIFICATION AND TERMINATION
      The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without approval of the shareholders of the Company if shareholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of any stock exchange or Nasdaq. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.2, 4.5 and 13 of the Plan.

15.	EFFECTIVE DATE AND DURATION OF THE PLAN
      The Plan is effective as of June 24, 1999, the date it was adopted by the Board and the shareholders. The Plan will terminate at midnight on June 23, 2009, and may be terminated prior to such time to by Board action, and no Incentive Award will be granted after such termination. Incentive Awards outstanding upon termination of the Plan may continue to be exercised, or become free of restrictions, in accordance with their terms.

16.	MISCELLANEOUS
      16.1 Governing Law. The validity, construction, interpretation, and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota, notwithstanding the conflicts of laws principles of any jurisdictions.
      16.2 Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.
      16.3 Annual Report. Each year the Company will provide a copy of its Annual Report to Shareholders on Form 10-K (or Form 10-KSB, as applicable) to all Participants.

VERSO TECHNOLOGIES, INC.
400 Galleria Parkway, Suite 200
Atlanta, Georgia 30339
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 7, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF VERSO TECHNOLOGIES, INC.
     The undersigned holder of shares of common stock, par value $0.01 per share (the “Common Stock”), and/or shares of Series C Preferred Stock, par and stated value $330.8345 per share (the “Series C Preferred Stock”), of VERSO TECHNOLOGIES, INC., a Minnesota corporation (the “Company”), hereby appoints Montgomery L. Bannerman and Steven A. Odom, and each of them, with full power of substitution, proxies to vote the shares of Common Stock and Series C Preferred Stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at 10:00 a.m., local time, on Tuesday, November 7, 2006, at the Renaissance Waverly Hotel, located at 2450 Galleria Parkway, Atlanta, Georgia 30339, and any adjournment or postponement thereof (the “Meeting”).
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED IN FAVOR OF (FOR) PROPOSALS 1, 2, 3, 4, 5 AND 6 BELOW.
1.	To elect a board of eight directors to serve until the Company’s next annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal.

☐	FOR all nominees (except as marked below)	☐	WITHHOLD authority to vote for all nominees

Montgomery L. Bannerman	Amy L. Newmark
Mark H. Dunaway	Steven A. Odom
Gary H. Heck	James A. Verbrugge
James R. Kanely	William J. West
INSTRUCTIONS:	To withhold authority to vote for any nominee, enter the name of such nominee in the space provided below:

2.	To approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve an amendment to the Company’s 1999 Stock Inventive Plan, as amended (the “Incentive Plan”), to (i) increase the number of shares of Common Stock available for issuance under the Incentive Plan from 3,500,000 to 7,000,000 and (ii) delete the provision of the Incentive Plan which limits the maximum number of shares of Common Stock underlying, or with respect to, incentive awards which may be granted in any fiscal year to any participant in the Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	To approve an exchange program pursuant to which the Company will offer to exchange all outstanding options to purchase shares of Common Stock held by the Company’s current officers, directors and employees for shares of restricted Common Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	To ratify the appointment of Tauber & Balser, P.C. as the independent registered public accountants of the Company for the year ending December 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN
6.	To transact such other business as may properly come before the Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN
UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE PROPOSALS ABOVE.
Receipt of the Company’s Proxy Statement dated October 4, 2006, is hereby acknowledged.

Signature

Signature if jointly held

Dated:	, 2006

Please date and sign as name appears hereon. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign in partnership name by authorized person. Joint owners should each sign.